   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997
                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

                NORTH CAROLINA                          6711                       56-0898180
         (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
      of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                            EDWARD D. HERLIHY, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

        TITLE OF EACH CLASS                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
          OF SECURITIES TO                 AMOUNT TO BE            OFFERING PRICE          AGGREGATE OFFER-
           BE REGISTERED                  REGISTERED (1)            PER UNIT (2)             ING PRICE (2)
Common Stock, $3.33 1/3 par value        69,700,000 shares            $54.8125              $3,810,178,517
  (including rights to purchase
  shares of common stock or junior
  participating Class A Preferred
  Stock)...........................
        TITLE OF EACH CLASS                  AMOUNT OF
          OF SECURITIES TO                 REGISTRATION
           BE REGISTERED                      FEE (2)
Common Stock, $3.33 1/3 par value           $1,154,600
  (including rights to purchase              - 612,028
  shares of common stock or junior           $ 542,572
  participating Class A Preferred
  Stock)...........................

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of Signet Banking Corporation ("Signet") by FUNC, including shares issuable upon the exercise of outstanding employee and director stock options.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC common stock is based on the average of the high and low sale prices of Signet common stock on the New York Stock Exchange Composite Transactions tape on September 26, 1997 ($54.8125), and computed based on the estimated maximum number of such shares (69,512,949) that may be exchanged for the securities being registered. A filing fee of $612,028 was previously paid in connection with the filing by Signet (CIK number 009659) of preliminary proxy material and is credited against the registration fee payable hereunder. The $542,572 balance due is to be paid by debiting Signet's account (CIK number 009659) for such amount.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

               FIRST UNION CORPORATION PROSPECTUS/PROXY-STATEMENT
        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                       TO THE ITEMS OF PART I OF FORM S-4

                          FORM S-4 ITEM                                      LOCATION IN PROSPECTUS/PROXY STATEMENT
  1.  Forepart of Registration Statement and Outside Front Cover
      Page of Prospectus.........................................  COVER PAGE; FACING PAGE
  2.  Inside Front and Outside Back Cover Pages of Prospectus....  COVER PAGE; INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                   REFERENCE; AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information................................................  SUMMARY
  4.  Terms of the Transaction...................................  SUMMARY; GENERAL INFORMATION; THE MERGERS; DESCRIPTION OF
                                                                   FUNC CAPITAL STOCK; CERTAIN DIFFERENCES IN THE RIGHTS OF
                                                                   SIGNET AND FUNC STOCKHOLDERS; ANNEXES A AND B
  5.  Pro Forma Financial Information............................  SUMMARY
  6.  Material Contacts with the Company Being Acquired..........  SUMMARY; THE MERGERS
  7.  Additional Information Required for Reoffering by Persons
      and Parties Deemed to Be Underwriters......................  *
  8.  Interests of Named Experts and Counsel.....................  EXPERTS; VALIDITY OF FUNC COMMON SHARES
  9.  Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities.................................  *
 10.  Information with Respect to S-3 Registrants................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY;
                                                                   RECENT DEVELOPMENTS; FUNC
 11.  Incorporation of Certain Information by Reference..........  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants.........  *
 13.  Incorporation of Certain Information by Reference..........  *
 14.  Information with Respect to Registrants Other Than S-2 or
      S-3 Registrants............................................  *
 15.  Information with Respect to S-3 Companies..................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY;
                                                                   RECENT DEVELOPMENTS; SIGNET
 16.  Information with Respect to S-2 or S-3 Companies...........  *
 17.  Information with Respect to Companies Other Than S-2 or S-3
      Companies..................................................  *
 18.  Information if Proxies, Consents or Authorizations are to
      be Solicited...............................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY;
                                                                   GENERAL INFORMATION; THE MERGERS; FUNC; SIGNET; EXPERTS
 19.  Information if Proxies, Consents or Authorizations are not
      to be Solicited, or in an Exchange Offer...................  *

*Not Applicable.

                           SIGNET BANKING CORPORATION
                             7 NORTH EIGHTH STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 747-2000
                                                                          , 1997
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Signet Banking
Corporation ("Signet"). The meeting will be held at      a.m. on November 13,
1997, at                         , Richmond, Virginia.
     The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Mergers, dated as of July 18, 1997 (the "Merger Agreement"), by and among Signet, Signet Bank, First Union Corporation ("FUNC") and First Union National Bank ("FUNB"), pursuant to which, among other things, Signet will merge with and into FUNC (the "Corporate Merger") and Signet Bank will merge with and into FUNB (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained in the Merger Agreement. FUNC is the sixth largest bank holding company in the nation, based on assets of $143 billion at June 30, 1997.
     Upon consummation of the Corporate Merger, each outstanding share of Signet common stock (excluding certain shares held by Signet or FUNC) will be converted into 1.10 shares of FUNC common stock, in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement. The common stock of FUNC is actively traded and is listed on the New York Stock Exchange. The last reported sale price of FUNC common stock on the New York Stock Exchange Composite Transactions
Tape on                  , was $     per share.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by Signet stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the meeting by the holders of Signet common stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to review carefully such information and the information in FUNC's 1996 Annual Report on Form 10-K, 1997 First and Second Quarter Reports on Form 10-Q, 1997 Annual Meeting Proxy Statement and 1997 Current Reports on Form 8-K, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF SIGNET HAS APPROVED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF SIGNET AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY SIGNET STOCKHOLDERS. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         /s/ Malcolm S. McDonald
                                         MALCOLM S. MCDONALD
                                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           SIGNET BANKING CORPORATION
                             7 NORTH EIGHTH STREET
                            RICHMOND, VIRGINIA 23219
                                 (804) 747-2000
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 13, 1997
                                                                          , 1997
Dear Stockholder:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Signet
Banking Corporation ("Signet") will be held at      a.m. on November 13, 1997,
at                         , Richmond, Virginia (the "Special Meeting"), for the
following purpose:
    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of July 18, 1997 (the "Merger Agreement"), by and among Signet, Signet Bank, First Union Corporation ("FUNC") and First Union National Bank ("FUNB"), pursuant to which, among other things, (i) Signet will merge with and into FUNC (the "Corporate Merger") and Signet Bank will merge with and into FUNB (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of Signet common stock (excluding certain shares held by Signet or FUNC) will be converted into 1.10 shares of FUNC common stock, all on and subject to the terms and conditions contained in the Merger Agreement.
     A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of Signet has fixed October 3, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of Signet common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.
     Approval of the Merger Agreement requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of Signet common stock.
     Pursuant to the Virginia Stock Corporation Act, holders of Signet common stock do not have dissenters' or appraisal rights in connection with the Mergers.
     THE BOARD OF DIRECTORS OF SIGNET UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         SIGNET BANKING CORPORATION,
                                         /s/ Sara Redding Wilson
                                         SARA REDDING WILSON
                                         CORPORATE SECRETARY
BECAUSE THE AFFIRMATIVE VOTE OF MORE THAN TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER AGREEMENT, SIGNET STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                              SHARES
                  FIRST UNION CORPORATION                                      SIGNET BANKING CORPORATION
                        COMMON STOCK                                        SPECIAL MEETING OF STOCKHOLDERS
               $3.33 1/3 PAR VALUE PER SHARE                                TO BE HELD ON NOVEMBER 13, 1997

     This Prospectus/Proxy Statement is being furnished by Signet Banking Corporation, a Virginia corporation ("Signet"), to the holders of Signet common stock, par value $5.00 per share (together with the Signet Rights (as hereinafter defined) attached thereto, "Signet Common Stock"), as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Signet (the "Signet Board") for use at a Special Meeting of
Stockholders of Signet to be held at      a.m., on November 13, 1997, at
                        , Richmond, Virginia (including any adjournments or postponements thereof, the "Special Meeting"). This Prospectus/Proxy Statement is also being furnished by First Union Corporation, a North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share ("FUNC Common Stock"), that are issuable upon consummation of the Corporate Merger (as hereinafter defined), together with the appropriate number of FUNC Rights (as hereinafter defined) attached thereto.
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of Signet on or
about October   , 1997.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of July 18, 1997 (the "Merger Agreement"), among Signet, Signet Bank, a Virginia bank, FUNC, and First Union National Bank, a national banking association ("FUNB"), pursuant to which, among other things, Signet will merge with and into FUNC (the "Corporate Merger") and Signet Bank will merge with and into FUNB (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein.
     Upon consummation of the Corporate Merger, each outstanding share of Signet Common Stock (excluding any shares held by Signet or FUNC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (the "Excluded Shares")) will be converted into 1.10 FUNC Common Shares (the "Exchange Ratio"). Upon consummation of the Corporate Merger, the Excluded Shares will be cancelled.
     Based on the (i)            shares of Signet Common Stock outstanding on
the Record Date (as hereinafter defined), (ii)         shares of Signet Common
Stock issuable upon the exercise of all options outstanding on the Record Date to purchase shares of Signet Common Stock granted to employees, officers and directors of Signet or the vesting of shares of restricted stock granted to employees of Signet for which certificates have not yet been issued as of the
Record Date, and (iii) the Exchange Ratio, a total of           FUNC Common
Shares will be issuable upon consummation of the Corporate Merger, which
represents approximately    percent of the number of shares of FUNC Common Stock
outstanding on August 31, 1997, plus such number of FUNC Common Shares.
     FUNC Common Stock and Signet Common Stock are listed and traded on the New York Stock Exchange ("NYSE"). On July 18, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock and Signet Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") were $48.6875 (as adjusted to reflect the FUNC Stock Split (as hereinafter defined)) and $36.6875,
respectively. On           , 1997, such prices were $     and $     ,
respectively.
     Holders of Signet Common Stock are not entitled to dissenters' or appraisal rights in connection with the Mergers. See "THE MERGERS -- No Dissenters' Rights".
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER
        GOVERNMENT AGENCY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS OCTOBER   , 1997.

                             AVAILABLE INFORMATION
     FUNC and Signet are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and Signet can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. Since FUNC Common Stock and Signet Common Stock are listed on the NYSE, reports, proxy statements and other information relating to FUNC and Signet can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set
forth in the Registration Statement on Form S-4 (No. 333-      ), of which this
Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission and reference is hereby made to such omitted portions of the Registration Statement for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, CORPORATE RELATIONS, ONE FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782) AS TO FUNC DOCUMENTS; AND TO:
SIGNET BANKING CORPORATION, CORPORATE COMMUNICATIONS, 7 NORTH EIGHTH STREET, RICHMOND, VIRGINIA 23219 (TELEPHONE NUMBER (804) 771-7210) AS TO SIGNET DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 6, 1997.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to Signet was supplied by Signet.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FUNC OR SIGNET. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE FUNC COMMON SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC OR SIGNET SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FUNC COMMON SHARES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) and by Signet (File No. 1-06505) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy
Statement:
     FUNC documents:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1996;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and
          (iii) FUNC's Current Reports on Form 8-K dated January 13, 1997, July 21, 1997 and August 20, 1997.
     Signet documents:
           (i) Signet's Annual Report on Form 10-K for the year ended December 31, 1996;
           (ii) Signet's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and
          (iii) Signet's Current Reports on Form 8-K dated June 3, 1997 and July 21, 1997.
     All documents filed by FUNC or Signet pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This Prospectus/Proxy Statement (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FUNC and Signet on a stand-alone basis and of FUNC on a pro forma combined basis following consummation of the Mergers, including (i) statements relating to the cost savings estimated to result from the Mergers (see "RECENT DEVELOPMENTS -- FUNC", "THE MERGERS -- Background and Reasons" and " -- Opinion of Financial Advisor"),
(ii) statements relating to revenues estimated to result from the Mergers (see "RECENT DEVELOPMENTS -- FUNC"), (iii) statements relating to the restructuring charges estimated to be incurred in connection with the Mergers (see "RECENT DEVELOPMENTS -- FUNC"), and (iv) statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Mergers may not be fully realized or realized within the expected time frame; (b) revenues following the Mergers may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Mergers may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of FUNC and Signet may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which FUNC is doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which FUNC is engaged; and (h) changes may occur in the securities markets.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE
AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION............................................................     3
SUMMARY................................................................................................................     6
RECENT DEVELOPMENTS....................................................................................................    18
  FUNC.................................................................................................................    18
  Signet...............................................................................................................    19
GENERAL INFORMATION....................................................................................................    20
  General..............................................................................................................    20
  Record Date; Vote Required; Revocation of Proxies....................................................................    20
THE MERGERS............................................................................................................    22
  General; Exchange Ratio..............................................................................................    22
  Effective Date.......................................................................................................    22
  Exchange of Signet Certificates......................................................................................    22
  Background and Reasons...............................................................................................    23
  Opinion of Financial Advisor.........................................................................................    25
  Interests of Certain Persons.........................................................................................    30
  Certain Federal Income Tax Consequences..............................................................................    33
  Business Pending Consummation........................................................................................    33
  Regulatory Approvals.................................................................................................    34
  Conditions to Consummation; Termination..............................................................................    36
  Waiver; Amendment....................................................................................................    36
  Accounting Treatment.................................................................................................    36
  Expenses.............................................................................................................    36
  Stock Option Agreement...............................................................................................    37
  Amendment to Signet Rights Agreement.................................................................................    38
  No Dissenters' Rights................................................................................................    39
  Market Prices........................................................................................................    39
  Dividends............................................................................................................    40
SIGNET.................................................................................................................    41
  General..............................................................................................................    41
  History and Business.................................................................................................    41
FUNC...................................................................................................................    42
  General..............................................................................................................    42
  History and Business.................................................................................................    42
  Certain Regulatory Considerations....................................................................................    43
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    46
  Authorized Capital...................................................................................................    46
  FUNC Common Stock....................................................................................................    46
  FUNC Preferred Stock.................................................................................................    47
  FUNC Class A Preferred Stock.........................................................................................    47
  FUNC Rights Plan.....................................................................................................    47
  Other Provisions.....................................................................................................    48
CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS......................................................    49
  General..............................................................................................................    49
  Authorized Capital...................................................................................................    49
  Amendment to Articles of Incorporation or Bylaws.....................................................................    49
  Size and Classification of Board of Directors........................................................................    50
  Removal of Directors.................................................................................................    50
  Director Exculpation.................................................................................................    50

                                       4

                                                                                                                          PAGE
  Director Conflict of Interest Transactions...........................................................................    50
  Stockholder Meetings.................................................................................................    51
  Director Nominations.................................................................................................    51
  Stockholder Proposals................................................................................................    52
  Stockholder Protection Rights Plans..................................................................................    52
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    53
  Required Stockholder Vote for Certain Actions........................................................................    54
  Anti-Takeover Provisions.............................................................................................    55
  Dissenters' Rights...................................................................................................    56
  Dividends and Other Distributions....................................................................................    56
  Voluntary Dissolution................................................................................................    56
RESALE OF FUNC COMMON SHARES...........................................................................................    56
VALIDITY OF FUNC COMMON SHARES.........................................................................................    57
EXPERTS................................................................................................................    57
ANNEX A -- AGREEMENT AND PLAN OF MERGERS (including the Stock Option Agreement as Exhibit A thereto)...................   A-1
ANNEX B -- OPINION OF J.P. MORGAN SECURITIES INC.......................................................................   B-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO INCLUDE ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUNB", "SIGNET" AND "SIGNET BANK" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC AND FUNB
     FUNC is a North Carolina-based, multi-bank holding company subject to the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). Through its full-service banking subsidiaries, FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1997, and for the six months then ended, FUNC reported assets of $142.9 billion, net loans of $96.4 billion, deposits of $92.9 billion, stockholders' equity of $10.0 billion and net income applicable to common stockholders of $956 million, and as of such date FUNC operated in 38 states, Washington, D.C. and six foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at June 30, 1997. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUNB is a national banking association headquartered in Charlotte, North Carolina, and is a subsidiary of FUNC. As of June 30, 1997, and for the six months then ended, FUNB reported assets of $83.9 billion, net loans of $59.1 billion, deposits of $58.6 billion, stockholder's equity of $6.0 billion and net income of $607 million, and as of such date FUNB operated banking offices in North Carolina, Georgia and Florida. Pursuant to corporate reorganizations (i) on June 5, 1997, FUNC's subsidiary national banks in Florida and Georgia merged into FUNB, and (ii) on July 31, 1997, FUNC's subsidiary banks in South Carolina, Tennessee, Virginia, Maryland, Connecticut and Washington, D.C. merged into FUNB. On a pro forma basis as of June 30, 1997, giving effect to the July 31, 1997 corporate reorganization, before intercompany eliminations, FUNB would have had assets of $112.2 billion, net loans of $76.4 billion, deposits of $78.4 billion, stockholder's equity of $8.8 billion and net income of $831 million. See "FUNC -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION".
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS -- FUNC " and "FUNC".
  SIGNET AND SIGNET BANK
     Signet is a Virginia-based, bank holding company subject to the BHCA. Signet is engaged in general commercial and consumer banking businesses through its principal bank subsidiary, Signet Bank. Signet Bank provides financial services through banking offices located throughout Virginia, Maryland and Washington, D.C., on-line Internet access and a 24-hour full-service telephone banking center. Signet also has subsidiaries which are engaged in trust operations, various kinds of servicing and leasing activities, insurance agency activities, mortgage servicing and broker-dealer activities. As of June 30, 1997, and for the six months then ended, Signet reported assets of $11.9 billion, net loans of $6.3 billion, deposits of $8.1 billion, stockholders' equity of $936 million and net income of $31 million. The principal executive offices of Signet are located at 7 North Eighth Street, Richmond, Virginia 23219, and its telephone number is (804) 747-2000. See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS -- Signet" and "SIGNET".
                                       6

SPECIAL MEETING; RECORD DATE
     The Special Meeting is scheduled to be held on November 13, 1997, at
a.m., at                               , Richmond, Virginia. At the Special
Meeting, stockholders will consider and vote upon a proposal to approve the Merger Agreement.
     The Signet Board has fixed October 3, 1997, as the record date for determining stockholders entitled to notice of and to vote at the Special
Meeting (the "Record Date"). As of such date, there were             shares of
Signet Common Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE MERGERS; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, Signet will merge with and into FUNC and Signet Bank will merge with and into FUNB. Upon consummation of the Corporate Merger, each outstanding share of Signet Common Stock (excluding any Excluded Shares) will be converted into 1.10 FUNC Common Shares (I.E., the Exchange Ratio).
     See "THE MERGERS -- General; Exchange Ratio", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS". VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of Signet Common Stock.
     The directors and executive officers of Signet (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting,        shares of Signet Common Stock, which
represents    percent of the outstanding shares of Signet Common Stock entitled to be voted at the Special Meeting. Each such person has advised Signet that he, she or it intends to vote in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, the directors, executive officers and affiliates of FUNC beneficially own less than one percent of the outstanding shares of Signet Common Stock, all of which are expected to be voted in favor of approval of the Merger Agreement.
     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies".
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers set forth in the Merger Agreement, the Corporate Merger will become effective (the "Effective Date") on (i) the fifth business day to occur after the last of the conditions set forth in the Merger Agreement shall have been satisfied or waived (or, at the election of FUNC, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or (ii) such date as FUNC and Signet mutually agree upon. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the fourth quarter of 1997. If the Corporate Merger is consummated in such quarter, or in any other quarter, Signet stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGERS -- Exchange of Signet Certificates", " -- Business Pending Consummation" and " -- Conditions to Consummation; Termination".
RECOMMENDATION OF THE SIGNET BOARD
     THE SIGNET BOARD HAS APPROVED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF SIGNET AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY SIGNET STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; SIGNET".
                                       7

OPINION OF FINANCIAL ADVISOR
     J.P. Morgan Securities Inc. ("J.P. Morgan"), which has acted as financial advisor to Signet, has advised the Signet Board that, in its opinion, the consideration to be received by Signet stockholders in the Corporate Merger is fair, from a financial point of view, to the holders of Signet Common Stock. The full text of the J.P. Morgan opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Prospectus/Proxy Statement and should be read in its entirety by Signet stockholders. See "THE MERGERS -- Opinion of Financial Advisor".
INTERESTS OF CERTAIN PERSONS IN THE MERGERS
     Certain members of Signet's management and the Signet Board may be deemed to have interests in the Mergers in addition to their interests as stockholders of Signet generally. These interests include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance and certain other benefits as summarized below.
     In connection with the execution of the Merger Agreement, FUNC entered into five-year employment agreements with Malcolm S. McDonald, Chairman and Chief Executive Officer and a director of Signet, Wallace B. Millner, III, Vice Chairman and Chief Financial Officer and a director of Signet, and T. Gaylon Layfield, III, President and Chief Operating Officer and a director of Signet, which will become effective as of the Effective Date (the "Employment Agreements"). The Employment Agreements provide, among other things, for such executives to receive annual salaries of not less than $700,000, $425,000 and $475,000, respectively, an annual bonus of not less than $700,000, $425,000 and $475,000, respectively, and certain additional retirement, death and other benefits. The Employment Agreements also provide for certain payments, notwithstanding termination of employment, associated gross-up payments for taxes, and Messrs. McDonald, Millner and Layfield to receive annual retirement benefits for life (with a 50 percent joint and survivor benefit to their respective current spouses), commencing upon the expiration of the Employment Period, equal to $840,000, $510,000 and $300,000, respectively (subject to reduction by the receipt of social security benefits and certain other pension benefits).
     In addition, on the Effective Date, Mr. McDonald will be granted 40,000 restricted shares of FUNC Common Stock and an option to purchase 100,000 shares of FUNC Common Stock; Mr. Millner will be granted 18,000 restricted shares and an option to purchase 45,000 shares; and Mr. Layfield will be granted 24,000 restricted shares and an option to purchase 60,000 shares. Such options shall have an exercise price equal to the market price of FUNC Common Stock as of the Effective Date. The options and the restricted shares will vest in installments over a three-year period. Based upon the last reported sale price per share of
FUNC Common Stock on the NYSE Tape on               , 1997 ($      ), such
restricted stock awards would have values of $      , $      and $      ,
respectively, to Messrs. McDonald, Millner and Layfield.
     The Employment Agreements will supercede any employment agreements Messrs. McDonald, Millner and Layfield have with Signet.
     Pursuant to the Merger Agreement, FUNC has agreed to assume Signet's obligations under employment agreements (the "Signet Executive Agreements") with 12 executive officers other than Messrs. McDonald, Millner and Layfield (the "Signet Officers"). Pursuant to the Signet Executive Agreements, each of the Signet Officers would receive certain payments if his or her employment were terminated by FUNC without "Cause" or by the Signet Officer with "Good Reason" during the three-year period following stockholder approval of the Merger Agreement or if the Signet Officer voluntarily terminates employment during the 13th month following stockholder approval of the Merger Agreement. Messrs. McDonald, Millner, Layfield and the Signet Officer participants in such plans would also become vested in accrued benefits under certain supplemental retirement benefit plans upon stockholder approval of the Merger Agreement. Pursuant to the terms of the individual stock option agreements with Messrs. McDonald, Millner, Layfield and the Signet Officers, certain options to purchase shares of Signet Common Stock will become exercisable upon stockholder approval of the Merger Agreement. In addition, Signet may establish a $5 million retention bonus pool to be allocated by Signet to key personnel (other than Messrs. McDonald, Millner and Layfield), and may amend or modify certain cash-based incentive plans to provide certain payments under such plans.
     The Merger Agreement provides for FUNC to cause two members of the Signet Board to be elected or appointed as directors to the FUNC Board of Directors as promptly as practicable after the Effective Date. Pursuant to his Employment Agreement with FUNC, Mr. McDonald will be one of such members of the Signet Board to be nominated for election or appointed to the FUNC Board of Directors. FUNC expects to nominate for election or appoint Norwood H. Davis, Jr., as the other member of the Signet Board to be elected or appointed to the FUNC Board of Directors.
                                       8

     For more information about the Employment Agreements, Signet Executive Agreements, supplemental retirement benefit plans, stock option agreements and cash-based incentive plans, see "THE MERGERS -- Interests of Certain Persons". CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Among other things, consummation of the Mergers is conditioned upon receipt
(i) by FUNC of an opinion of Sullivan & Cromwell, counsel for FUNC, dated as of the Effective Date, to the effect that the Corporate Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) by Signet of an opinion of Wachtell, Lipton, Rosen & Katz, special counsel for Signet, dated as of the Effective Date, to the effect that (a) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (b) no gain or loss will be recognized for federal income tax purposes by stockholders of Signet who receive FUNC Common Shares in exchange for their shares of Signet Common Stock, except with respect to cash received in lieu of fractional share interests. See "THE MERGERS -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SIGNET STOCKHOLDER, IT IS RECOMMENDED THAT SIGNET STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
NO DISSENTERS' RIGHTS
     Pursuant to the Virginia Stock Corporation Act (the "VSCA"), holders of Signet Common Stock do not have dissenters' or appraisal rights in connection with the Mergers. See "THE MERGERS -- No Dissenters' Rights".
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of Signet or FUNC. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     Signet agreed in the Merger Agreement to refrain from taking certain actions relating to its operations pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. Signet also agreed in the Merger Agreement to make certain modifications or changes to its loan, litigation and real estate valuation policies and practices prior to the Effective Date, to the extent mutually agreed upon between FUNC and Signet. Signet also agreed in the Merger Agreement to cause its regular quarterly dividend record and payment dates for Signet Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock. The fourth quarter dividend on FUNC Common Stock is expected to be declared on October 21, 1997, with a record date of November 28, 1997, and a payment date of December 15, 1997. The third quarter dividend on FUNC Common Stock in the amount of $.32 per share was paid on September 15, 1997.
     See "THE MERGERS -- Interests of Certain Persons" and " -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Comptroller of the Currency (the "OCC") and the Virginia Bureau of Financial Institutions (the "Virginia Bureau"). Applications have been filed with such regulatory authorities for such approvals. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGERS -- Regulatory Approvals". CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Signet; (ii) receipt of the regulatory approvals referred to above without any requirements, restrictions or conditions which the FUNC Board of Directors reasonably determines would (a) following the Effective Date, have a material adverse effect on FUNC and its subsidiaries taken as a whole, or (b) reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FUNC would not have entered into the Merger Agreement had such
                                       9
requirements, restrictions or conditions been known at the time the Merger Agreement was executed; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC of the opinion of Sullivan & Cromwell and receipt by Signet of the opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger, as discussed above; (v) receipt by FUNC of a letter from Signet's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Signet's consolidated financial position and results of operations; (vi) receipt by Signet of a letter from FUNC's independent auditors, dated as of or shortly prior to the Effective Date, with respect to FUNC's consolidated financial position and results of operations; (vii) receipt by FUNC from its independent auditors and receipt by Signet from its independent auditors, of letters, each dated as of the Effective Date, that the Corporate Merger, including the transactions contemplated by the Merger Agreement and other agreements between the parties to the Merger Agreement related thereto, qualify for pooling of interests accounting treatment; and (viii) the FUNC Common Shares issuable in the Corporate Merger having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual consent of FUNC and Signet. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or Signet if the Corporate Merger does not occur on or before July 31, 1998, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGERS -- Conditions to Consummation; Termination".
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses and the Commission fee for filing the Registration Statement will be shared equally by FUNC and Signet. STOCK OPTION AGREEMENT
     As an inducement and condition to FUNC's willingness to enter into the Merger Agreement, Signet (as issuer) entered into a Stock Option Agreement with FUNC (as grantee), dated as of July 19, 1997 (the "Stock Option Agreement"). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX A to this Proxy Statement/Prospectus.
     Pursuant to the Stock Option Agreement, Signet granted to FUNC an irrevocable option (the "Option"), exercisable only under certain circumstances (none of which, to the best of Signet's and FUNC's knowledge, has occurred as of the date hereof) to purchase up to 19.9 percent of the issued and outstanding shares of Signet Common Stock for a purchase price of $37.4688 per share, subject to adjustment in certain circumstances.
     Under certain circumstances, if the Option becomes exercisable, Signet may be required to repurchase the Option (or the shares, if any, purchased pursuant thereto). The purchase of any shares of Signet Common Stock pursuant to the Option is subject to compliance with applicable law, including receipt of any necessary approval under the BHCA.
     In certain circumstances, FUNC may relinquish the Option to Signet in exchange for a cash fee equal to $60.0 million.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Mergers will be consummated on the terms set forth in the Merger Agreement and may be expected to discourage offers by third parties to acquire Signet.
     See "THE MERGERS -- Stock Option Agreement".
AMENDMENT TO SIGNET RIGHTS AGREEMENT
     In connection with the execution of the Merger Agreement, Signet amended the Signet Rights Agreement (as hereinafter defined) to provide, among other things, that (i) the execution and delivery of the Stock Option Agreement and any acquisition of shares of Signet Common Stock by FUNC (and certain related persons) upon exercise thereof, or as contemplated by the Merger Agreement, will not cause the Signet Rights (as hereinafter defined) to become exercisable, and
(ii) the Signet Rights may not become exercisable at any time from and after, and the Signet Rights Agreement will terminate on, the Effective Date. See "THE MERGERS -- Amendment to Signet Rights Agreement", "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan" and "CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS -- Stockholder Protection Rights Plans".
                                       10

ACCOUNTING TREATMENT
     It is intended that the Mergers will be accounted for as a pooling of interests under generally accepted accounting principles. Consummation of the Corporate Merger is conditioned upon receipt of letters from Signet's and FUNC's independent auditors to the effect that the Corporate Merger, including the transactions contemplated by the Merger Agreement and other agreements between the parties to the Merger Agreement related thereto, may be accounted for in such manner. See "RECENT DEVELOPMENTS -- FUNC; FUNC Common Stock Transactions", "THE MERGERS -- Conditions to Consummation; Termination" and " -- Accounting Treatment".
CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS
     The rights of stockholders of Signet are currently determined by reference to the VSCA and by Signet's Articles of Incorporation (as amended, the "Signet Articles") and bylaws (as amended, the "Signet Bylaws"). On the Effective Date, stockholders of Signet will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "FUNC Articles") and bylaws (as amended, the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted to reflect the two-for-one FUNC Common Stock split paid on July 31, 1997, to holders of record on July 1, 1997 (the "FUNC Stock Split"), reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and Signet; (ii) on a pro forma combined basis per share of FUNC Common Stock; and (iii) on an equivalent pro forma basis per share of Signet Common Stock. Such pro forma information has been prepared assuming consummation of the Mergers on a pooling of interests accounting basis as of the beginning of each of the periods presented. See "THE MERGERS -- Accounting Treatment".
     Pro forma financial information is intended to show how the Mergers might have affected historical financial statements if the Mergers had been consummated at an earlier time. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Mergers taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods. The pro forma financial information presented herein does not reflect the pending FUNC acquisitions of WFBS (as hereinafter defined) or Covenant (as hereinafter defined). See "RECENT DEVELOPMENTS -- FUNC; OTHER PENDING ACQUISITIONS".
     The information shown below should be read in conjunction with the historical financial statements of FUNC and Signet, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". See also the footnotes to the table "FUNC and SIGNET Pro Forma Combined Selected Financial Data" under " -- Selected Financial Data".

                                                                                                        JUNE 30,    DECEMBER 31,
                                                                                                          1997          1996
BOOK VALUE PER SHARE
  Historical per share of
     FUNC Common Stock...............................................................................    $17.79         17.41
     Signet Common Stock.............................................................................     15.50         15.38
  Pro forma combined per share of FUNC Common Stock (1)..............................................     17.40         17.06
  Equivalent pro forma per share of Signet Common Stock (2)..........................................    $19.14         18.77

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined stockholders' equity amounts, divided by pro forma combined period-end number of shares of FUNC Common Stock outstanding.
(2) The equivalent pro forma book value per share of Signet Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by the Exchange Ratio.
                                       11

                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1997      1996    1995    1994
CASH DIVIDENDS PAID PER SHARE
  Historical per share of
     FUNC Common Stock...............................................................        $ 0.58         1.10    0.98    0.86
     Signet Common Stock.............................................................          0.42         0.81    0.79    1.00
  Pro forma combined per share of FUNC Common Stock (3)..............................          0.56         1.06    0.61    0.57
  Equivalent pro forma per share of Signet Common Stock (4)..........................        $ 0.62         1.16    0.68    0.62

(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of shares of FUNC Common Stock outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per share of Signet Common Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by the Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based on the most recently declared quarterly dividend rate of $.32 per share paid on September 15, 1997, would be $1.28. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Signet Common Stock would be $1.41, rounded up to the nearest cent. Any future FUNC and Signet dividends are dependent on their respective earnings and financial conditions, government regulations and policies and other factors. See "THE
    MERGERS -- Exchange of Signet Certificates", " -- Business Pending Consummation" and " -- Dividends".

                                                                                            SIX MONTHS
                                                                                               ENDED            YEARS ENDED
                                                                                             JUNE 30,           DECEMBER 31,
                                                                                           1997     1996    1996    1995    1994
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS
  Historical per share of
     FUNC Common Stock (5)..............................................................   $1.70    1.20    2.67    2.52    2.29
     Signet Common Stock................................................................    0.51    1.02    2.06    1.86    2.59
  Pro forma combined per share of FUNC Common Stock (6).................................    1.57    1.17    2.59    2.43    2.29
  Equivalent pro forma per share of Signet Common Stock (7).............................   $1.72    1.29    2.85    2.67    2.52

(5) FUNC net income applicable to common stockholders amounts as of and for the year ended December 31, 1996, includes (i) $181 million, or $0.32 per share of FUNC Common Stock, in after-tax First Fidelity Bancorporation ("FFB") merger-related restructuring charges, and (ii) $86 million, or $0.16 per share of FUNC Common Stock, in after-tax charges relating to the recapitalization of the Savings Association Insurance Fund ("SAIF"). The acquisition of FFB by FUNC was consummated on January 1, 1996. See
    "FUNC -- History and Business" and " -- Certain Regulatory Considerations".
(6) The pro forma combined income per share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding.
(7) The equivalent pro forma income per share of Signet Common Stock amounts represent pro forma combined income per share of FUNC Common Stock amounts multiplied by the Exchange Ratio.
                                       12

                                                                    HISTORICAL
                                                               FUNC           SIGNET               EQUIVALENT PRO FORMA
                                                           COMMON STOCK    COMMON STOCK    PER SHARE OF SIGNET COMMON STOCK (8)
MARKET VALUE PER SHARE
  July 14, 1997.........................................     $ 48.6875        36.6875                      53.50
                 , 1997.................................     $

(8) The equivalent pro forma market values per share of Signet Common Stock represent the historical market values per share of FUNC Common Stock multiplied by the Exchange Ratio, rounded down to the nearest one-sixteenth. The FUNC and Signet historical market values per share represent the last reported sale prices per share of FUNC Common Stock and Signet Common Stock on the NYSE Tape on: (i) July 18, 1997, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on
                   , 1997. See "THE MERGERS -- Market Prices".
     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of Signet Common Stock will receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. Signet stockholders are urged to obtain current market quotations for FUNC Common Stock.
                                       13

SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Signet and certain unaudited pro forma combined selected financial information. Such pro forma information has been prepared assuming consummation of the Mergers on a pooling of interests accounting basis as of the beginning of each of the periods presented. See "THE MERGERS -- Accounting Treatment". FUNC net income applicable to common stockholders amounts as of and for the year ended December 31, 1996, include (i) $181 million, or $0.32 per share of FUNC Common Stock, in after-tax FFB merger-related restructuring charges, and (ii) $86 million, or $0.16 per share of FUNC Common Stock, in after-tax charges relating to the recapitalization of the SAIF. See "FUNC -- History and Business" and " -- Certain Regulatory Considerations". This information should be read in conjunction with the historical financial statements of FUNC and Signet, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Interim unaudited historical data of FUNC and Signet reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.
     Pro forma financial information is intended to show how the Mergers might have affected historical financial statements if the Mergers had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Mergers taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods. The pro forma financial information presented herein does not reflect the pending FUNC acquisitions of WFBS or Covenant. See "RECENT DEVELOPMENTS -- FUNC; OTHER PENDING ACQUISITIONS".
                                       14

FUNC (HISTORICAL)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,                  YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                           1997        1996       1996       1995       1994       1993
CONSOLIDATED SUMMARIES OF INCOME
 Interest income..........................................   $  4,977       4,770      9,628      8,687      7,231      6,602
  Interest expense........................................      2,350       2,294      4,632      4,052      2,793      2,482
  Net interest income.....................................      2,627       2,476      4,996      4,635      4,438      4,120
  Provision for loan losses...............................        310         150        375        220        179        370
  Net interest income after provision for loan losses.....      2,317       2,326      4,621      4,415      4,259      3,750
  Securities available for sale transactions..............          9          18         31         44          6         33
  Investment security transactions........................          1           3          4          5          4          7
  Noninterest income......................................      1,498       1,051      2,322      1,848      1,566      1,542
  Merger-related restructuring charges....................         --         281        281         --         --         --
  SAIF special assessment.................................         --          --        133         --         --         --
  Noninterest expense.....................................      2,351       2,063      4,254      4,093      3,747      3,536
  Income before income taxes..............................      1,474       1,054      2,310      2,219      2,088      1,796
  Income taxes............................................        518         372        811        789        712        579
  Net income..............................................        956         682      1,499      1,430      1,376      1,217
  Dividends on preferred stock............................         --           7          9         26         46         46
  Net income applicable to common stockholders before
    redemption premium....................................        956         675      1,490      1,404      1,330      1,171
  Redemption premium on preferred stock...................         --          --         --         --         41         --
  Net income applicable to common stockholders after
    redemption premium....................................   $    956         675      1,490      1,404      1,289      1,171
PER COMMON SHARE DATA (a)
  Net income before redemption premium....................   $   1.70        1.20       2.67       2.52       2.36       2.15
  Net income after redemption premium.....................       1.70        1.20       2.67       2.52       2.29       2.15
  Cash dividends..........................................       0.58        0.52       1.10       0.98       0.86       0.75
  Book value..............................................      17.79       16.23      17.41      15.94      14.10      13.36
CASH DIVIDENDS PAID ON COMMON STOCK.......................        329         291        611        336        298        244
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................    142,942     139,886    140,127    131,880    113,529    104,550
  Loans, net of unearned income...........................     96,411      91,339     95,858     90,563     77,831     68,263
  Deposits................................................     92,934      91,453     94,815     92,555     87,865     81,885
  Long-term debt..........................................      7,258       7,807      7,660      7,121      4,242      3,675
  Guaranteed preferred beneficial interests...............        990          --        495         --         --         --
  Preferred stockholders' equity..........................         --         163         --        183        230        262
  Common stockholders' equity.............................      9,980       9,153     10,008      8,860      8,044      7,432
  Total stockholders' equity..............................   $  9,980       9,316     10,008      9,043      8,274      7,946
  Preferred shares outstanding (IN THOUSANDS).............         --       2,599         --      3,388      5,213     11,560
  Common shares outstanding (IN THOUSANDS)................    560,977     563,895    574,697    555,692    570,721    556,408
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  Assets..................................................   $137,390     133,597    134,127    118,142    106,413     99,610
  Loans, net of unearned income...........................     94,959      89,546     90,660     83,265     70,726     62,996
  Deposits................................................     92,837      91,367     91,320     87,274     80,760     76,830
  Long-term debt..........................................      7,482       7,429      7,565      5,707      4,009      3,598
  Guaranteed preferred beneficial interests...............        951          --         47         --         --         --
  Common stockholders' equity (b).........................      9,767       9,049      9,079      8,412      7,870      6,782
  Total stockholders' equity (b)..........................   $  9,767       9,221      9,187      8,623      8,372      7,302
  Common shares outstanding (IN THOUSANDS)................    563,003     562,950    557,624    557,354    563,325    544,876
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before
   redemption premium to average common stockholders'
   equity (b).............................................      19.74%(c)    14.99(c)   16.41     16.69      16.91      17.26
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity (b)............................................      19.74(c)    14.99(c)   16.41      16.69      16.38      17.26
  Net income to
    Average total stockholders' equity (b)................      19.74(c)    14.88(c)   16.32      16.59      16.44      16.66
    Average assets........................................       1.40(c)     1.03(c)    1.12       1.21       1.29       1.22
  Average stockholders' equity to average assets (d)......       7.06        6.90       6.82       7.23       7.52       7.11
  Allowance for loan losses to
    Net loans.............................................       1.42        1.55       1.42       1.66       2.03       2.38
    Nonaccrual and restructured loans.....................        223         195        204        233        248        151
    Nonperforming assets..................................        194         169        179        182        178        115
  Net charge-offs to average net loans....................       0.64(c)     0.56(c)    0.63       0.41       0.40       0.78
  Nonperforming assets to loans, net and foreclosed
    properties............................................       0.73        0.91       0.80       0.91       1.14       2.06
  Capital ratios (d)
    Tier 1 capital........................................       7.55        7.11       7.33       6.70       7.76       9.14
    Total capital.........................................      12.64       11.94      12.33      11.45      12.94      14.64
    Leverage..............................................       6.23        5.60       6.13       5.49       6.12       6.13
  Net interest margin.....................................       4.36%(c)     4.18(c)    4.21      4.46       4.75       4.82

(IN MILLIONS, EXCEPT PER SHARE DATA)                         1992
CONSOLIDATED SUMMARIES OF INCOME
 Interest income..........................................    6,609
  Interest expense........................................    2,942
  Net interest income.....................................    3,667
  Provision for loan losses...............................      643
  Net interest income after provision for loan losses.....    3,024
  Securities available for sale transactions..............       39
  Investment security transactions........................       (3)
  Noninterest income......................................    1,360
  Merger-related restructuring charges....................       --
  SAIF special assessment.................................       --
  Noninterest expense.....................................    3,443
  Income before income taxes..............................      977
  Income taxes............................................      278
  Net income..............................................      699
  Dividends on preferred stock............................       53
  Net income applicable to common stockholders before
    redemption premium....................................      646
  Redemption premium on preferred stock...................       --
  Net income applicable to common stockholders after
    redemption premium....................................      646
PER COMMON SHARE DATA (a)
  Net income before redemption premium....................     1.26
  Net income after redemption premium.....................     1.26
  Cash dividends..........................................     0.64
  Book value..............................................    11.68
CASH DIVIDENDS PAID ON COMMON STOCK.......................      168
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  Assets..................................................   95,308
  Loans, net of unearned income...........................   60,301
  Deposits................................................   76,156
  Long-term debt..........................................    3,733
  Guaranteed preferred beneficial interests...............       --
  Preferred stockholders' equity..........................      277
  Common stockholders' equity.............................    6,187
  Total stockholders' equity..............................    6,717
  Preferred shares outstanding (IN THOUSANDS).............   12,158
  Common shares outstanding (IN THOUSANDS)................  529,790
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  Assets..................................................   90,621
  Loans, net of unearned income...........................   58,700
  Deposits................................................   71,947
  Long-term debt..........................................    3,528
  Guaranteed preferred beneficial interests...............       --
  Common stockholders' equity (b).........................    5,724
  Total stockholders' equity (b)..........................    6,280
  Common shares outstanding (IN THOUSANDS)................  510,768
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders before
   redemption premium to average common stockholders'
   equity (b).............................................    11.28
  Net income applicable to common stockholders after
    redemption premium to average common stockholders'
    equity (b)............................................    11.28
  Net income to
    Average total stockholders' equity (b)................    11.13
    Average assets........................................     0.77
  Average stockholders' equity to average assets (d)......     6.89
  Allowance for loan losses to
    Net loans.............................................     2.57
    Nonaccrual and restructured loans.....................      105
    Nonperforming assets..................................       76
  Net charge-offs to average net loans....................     1.03
  Nonperforming assets to loans, net and foreclosed
    properties............................................     3.36
  Capital ratios (d)
    Tier 1 capital........................................     9.22
    Total capital.........................................    14.31
    Leverage..............................................     6.55
  Net interest margin.....................................     4.73

 (a) Per common share data has been restated to reflect the FUNC Stock Split.
(b) Average common stockholders' equity and total stockholders' equity exclude net unrealized gains and (losses) on debt and equity securities in 1994 through 1997.
 (c) Annualized.
(d) The average stockholders' equity to average assets ratios and all capital ratios for 1992-1994 are not restated for pooling of interests acquisitions. Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       15

SIGNET (HISTORICAL) (A)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,                  YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                             1997          1996        1996      1995      1994      1993
CONSOLIDATED SUMMARIES OF INCOME
 Interest income.............................................   $   419          408         831       866       807       804
  Interest expense...........................................       182          174         362       373       297       275
  Net interest income........................................       237          234         469       493       510       529
  Provision for loan losses..................................        30           25          74        38        14        47
  Net interest income after provision for loan losses........       207          209         395       455       496       482
  Securities available for sale transactions.................        --            1           5         1         3         4
  Investment security transactions...........................        --           --          --         1        --        --
  Noninterest income.........................................       124          121         275       277       564       361
  Noninterest expense........................................       286          237         486       564       846       598
  Income before income taxes.................................        45           94         189       170       217       249
  Income taxes...............................................        14           32          64        59        67        75
  Net income.................................................   $    31           62         125       111       150       174
PER COMMON SHARE DATA
  Net income.................................................   $  0.51         1.02        2.06      1.86      2.59      3.06
  Cash dividends.............................................      0.42         0.40        0.81      0.79      1.00      0.80
  Book value.................................................     15.50        14.48       15.38     14.59     18.96     17.04
CASH DIVIDENDS PAID ON COMMON STOCK..........................        25           24          48        46        57        45
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets......................................................    11,853       11,526      11,720    10,978    12,931    11,849
  Loans, net of unearned income..............................     6,345        5,912       6,355     5,416     7,924     6,310
  Deposits...................................................     8,055        7,480       7,887     7,593     7,822     7,821
  Long-term debt.............................................       350          250         400       253       254       266
  Total stockholders' equity.................................   $   936          862         924       864     1,111       965
  Common shares outstanding (IN THOUSANDS)...................    60,383       59,564      60,077    59,209    58,637    56,609
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 Assets......................................................   $11,416       11,207      11,364    11,134    11,469    11,617
  Loans, net of unearned income..............................     6,264        5,690       5,908     6,120     6,408     6,206
  Deposits...................................................     7,770        7,538       7,589     7,367     7,747     7,733
  Long-term debt.............................................       387          252         295       365       255       287
  Total stockholders' equity (b).............................   $   924          835         858       854     1,049       889
  Common shares outstanding (IN THOUSANDS)...................    61,424       60,429      60,672    59,826    57,863    56,920
CONSOLIDATED PERCENTAGES
 Net income to
    Average common stockholders' equity......................      6.72%(c)    14.54(c)    14.35     12.79     14.33     19.62
    Average assets...........................................      0.55(c)      1.11(c)     1.10      1.00      1.31      1.50
  Average stockholders' equity to average assets.............      8.17         7.61        7.66      7.80      9.12      7.65
  Allowance for loan losses to
    Net loans................................................      1.89         2.14        2.15      2.39      2.78      4.01
    Nonaccrual and restructured loans........................       508          372         483       337       846       343
    Nonperforming assets.....................................       359          230         352       239       454       217
  Net charge-offs to average net loans.......................      0.95(c)      1.00(c)     1.13      0.87      0.71      0.91
  Nonperforming assets to loans, net and foreclosed
    properties...............................................      0.52         0.92        0.61      1.00      0.61      1.83
  Capital ratios (d)
    Tier 1 capital...........................................     10.99        10.33       10.78      9.82     12.58     11.12
    Total capital............................................     14.36        12.40       14.70     12.56     15.59     15.02
    Leverage.................................................      7.73         7.14        7.43      6.93      9.90      8.13
  Net interest margin........................................      4.75%(c)     4.83(c)     4.73      5.08      5.16      5.17

(IN MILLIONS, EXCEPT PER SHARE DATA)                            1992
CONSOLIDATED SUMMARIES OF INCOME
 Interest income.............................................     767
  Interest expense...........................................     331
  Net interest income........................................     436
  Provision for loan losses..................................      68
  Net interest income after provision for loan losses........     368
  Securities available for sale transactions.................      10
  Investment security transactions...........................     (18)
  Noninterest income.........................................     281
  Noninterest expense........................................     499
  Income before income taxes.................................     142
  Income taxes...............................................      33
  Net income.................................................     109
PER COMMON SHARE DATA
  Net income.................................................    1.96
  Cash dividends.............................................    0.45
  Book value.................................................   14.77
CASH DIVIDENDS PAID ON COMMON STOCK..........................      25
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets......................................................  12,093
  Loans, net of unearned income..............................   5,809
  Deposits...................................................   7,823
  Long-term debt.............................................     298
  Total stockholders' equity.................................     827
  Common shares outstanding (IN THOUSANDS)...................  55,962
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 Assets......................................................  11,168
  Loans, net of unearned income..............................   5,618
  Deposits...................................................   7,886
  Long-term debt.............................................     298
  Total stockholders' equity (b).............................     768
  Common shares outstanding (IN THOUSANDS)...................  55,727
CONSOLIDATED PERCENTAGES
 Net income to
    Average common stockholders' equity......................   14.22
    Average assets...........................................    0.98
  Average stockholders' equity to average assets.............    6.88
  Allowance for loan losses to
    Net loans................................................    4.57
    Nonaccrual and restructured loans........................     228
    Nonperforming assets.....................................     147
  Net charge-offs to average net loans.......................    2.34
  Nonperforming assets to loans, net and foreclosed
    properties...............................................    3.08
  Capital ratios (d)
    Tier 1 capital...........................................    9.56
    Total capital............................................   13.86
    Leverage.................................................    7.24
  Net interest margin........................................    4.47

 (a) Signet spun off Capital One Financial Corporation ("Capital One") on February 28, 1995. The amount of pre-tax income related to Capital One was as follows: 1995 -- $27 million; 1994 -- $147 million; 1993 -- $171 million; and 1992 -- $49 million. See "SIGNET -- History and Business".
     In 1994, noninterest expense included $43 million in restructuring charges and $49 million in contract termination fees. The first six months of 1997 included $59 million in restructuring charges. See "RECENT
     DEVELOPMENTS -- Signet" and "SIGNET -- History and Business".
(b) Average total stockholders' equity excludes net unrealized gains and (losses) on debt and equity securities in 1994 through 1997.
 (c) Annualized.
(d) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       16

FUNC AND SIGNET
PRO FORMA COMBINED SELECTED FINANCIAL DATA (A)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,                     YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE DATA)                         1997         1996         1996       1995       1994       1993
CONSOLIDATED SUMMARIES OF INCOME
 Interest income........................................   $  5,396        5,178       10,459      9,553      8,038      7,406
  Interest expense......................................      2,532        2,468        4,994      4,425      3,090      2,757
  Net interest income...................................      2,864        2,710        5,465      5,128      4,948      4,649
  Provision for loan losses.............................        340          175          449        258        193        417
  Net interest income after provision for loan losses...      2,524        2,535        5,016      4,870      4,755      4,232
  Securities available for sale transactions............          9           19           36         45          9         37
  Investment security transactions......................          1            3            4          6          4          7
  Noninterest income....................................      1,622        1,172        2,597      2,125      2,130      1,903
  Merger-related restructuring charges..................         --          281          281         --         --         --
  SAIF special assessment...............................         --           --          133         --         --         --
  Noninterest expense...................................      2,637        2,300        4,740      4,657      4,593      4,134
  Income before income taxes............................      1,519        1,148        2,499      2,389      2,305      2,045
  Income taxes..........................................        532          404          875        848        779        654
  Net income............................................        987          744        1,624      1,541      1,526      1,391
  Dividends on preferred stock..........................         --            7            9         26         46         46
  Net income applicable to common stockholders before
    redemption premium..................................        987          737        1,615      1,515      1,480      1,345
  Redemption premium on preferred stock.................         --           --           --         --         41         --
  Net income applicable to common stockholders after
    redemption premium..................................   $    987          737        1,615      1,515      1,439      1,345
PER COMMON SHARE DATA
 Net income before redemption premium...................   $   1.57         1.17         2.59       2.43       2.36       2.21
  Net income after redemption premium...................       1.57         1.17         2.59       2.43       2.29       2.21
  Book value............................................      17.40        15.91        17.06      15.66      14.41      13.57
CASH DIVIDENDS PAID ON COMMON STOCK.....................        354          315          659        382        355        289
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets.................................................    154,795      151,412      151,847    142,858    126,460    116,399
  Loans, net of unearned income.........................    102,756       97,251      102,213     95,979     85,755     74,573
  Deposits..............................................    100,989       98.933      102,702    100,148     95,687     89,706
  Long-term debt........................................      7,608        8,057        8,060      7,374      4,496      3,941
  Guaranteed preferred beneficial interests.............        990           --          495         --         --         --
  Preferred stockholders' equity........................         --          163           --        183        230        262
  Common stockholders' equity...........................     10,916       10,015       10,932      9,724      9,155      8,397
  Total stockholders' equity............................   $ 10,916       10,178       10,932      9,907      9,385      8,911
  Preferred shares outstanding (IN THOUSANDS)...........         --        2,599           --      3,388      5,213     11,560
  Common shares outstanding (IN THOUSANDS)..............    627,398      629,415      640,782    620,822    635,222    618,678
CONSOLIDATED PERCENTAGES
 Allowance for loan losses to
    Net loans...........................................       1.45%        1.59         1.47       1.71       2.10       2.52
    Nonperforming assets................................        201          173          187        186        192        123
  Net charge-offs to average net loans..................       0.66(b)      0.58(b)      0.66       0.44       0.42       0.79
  Nonperforming assets to loans, net and foreclosed
    properties..........................................       0.72%        0.91         0.78       0.92       1.09       2.04

(IN MILLIONS, EXCEPT PER SHARE DATA)                       1992
CONSOLIDATED SUMMARIES OF INCOME
 Interest income........................................    7,376
  Interest expense......................................    3,273
  Net interest income...................................    4,103
  Provision for loan losses.............................      711
  Net interest income after provision for loan losses...    3,392
  Securities available for sale transactions............       49
  Investment security transactions......................      (21)
  Noninterest income....................................    1,641
  Merger-related restructuring charges..................       --
  SAIF special assessment...............................       --
  Noninterest expense...................................    3,942
  Income before income taxes............................    1,119
  Income taxes..........................................      311
  Net income............................................      808
  Dividends on preferred stock..........................       53
  Net income applicable to common stockholders before
    redemption premium..................................      755
  Redemption premium on preferred stock.................       --
  Net income applicable to common stockholders after
    redemption premium..................................      755
PER COMMON SHARE DATA
 Net income before redemption premium...................     1.32
  Net income after redemption premium...................     1.32
  Book value............................................    11.86
CASH DIVIDENDS PAID ON COMMON STOCK.....................      193
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 Assets.................................................  107,401
  Loans, net of unearned income.........................   66,110
  Deposits..............................................   83,979
  Long-term debt........................................    4,031
  Guaranteed preferred beneficial interests.............       --
  Preferred stockholders' equity........................      277
  Common stockholders' equity...........................    7,014
  Total stockholders' equity............................    7,544
  Preferred shares outstanding (IN THOUSANDS)...........   12,158
  Common shares outstanding (IN THOUSANDS)..............  591,348
CONSOLIDATED PERCENTAGES
 Allowance for loan losses to
    Net loans...........................................     2.75
    Nonperforming assets................................       82
  Net charge-offs to average net loans..................     1.14
  Nonperforming assets to loans, net and foreclosed
    properties..........................................     3.34

 (a) It is assumed that the Mergers will be accounted for on a pooling of interests accounting basis, and accordingly, the Pro Forma Combined Selected Financial Data reflects the (i) the Exchange Ratio, where appropriate, and (ii) combining of the historical financial information of FUNC and Signet.
(b) Annualized.
                                       17

                              RECENT DEVELOPMENTS
FUNC
  THE MERGERS
     On July 21, 1997, FUNC filed a Current Report on Form 8-K with the Commission (the "Form 8-K") which contained, among other items, certain financial and other information (the "Form 8-K Materials") about the Mergers. The Form 8-K Materials contained certain forward-looking statements regarding FUNC, Signet and the combined organization following the Mergers, including statements relating to estimated cost savings and enhanced revenues that may be realized from the Mergers, and certain restructuring charges expected to be incurred in connection with the Mergers. Such forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the Form 8-K Materials and herein. Factors that might cause such a difference include, but are not limited to, those discussed in the Form 8-K and FUNC's Quarterly Report on Form 10-Q for the period ended June 30, 1997. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" and "AVAILABLE INFORMATION".
     As indicated in the Form 8-K:
                 o FUNC expects to realize before-tax expense savings resulting from the Mergers of approximately $169 million in 1998 and $242 million in 1999, or approximately $108 million and $155 million after-tax, respectively. These estimates assume that approximately 50 percent of Signet's 1996 annual expenses are eliminated by the end of 1999. See " -- Signet".
                 o FUNC expects to realize before-tax revenue enhancements relating to the Mergers of approximately $30 million in 1998 and $37 million in 1999, or approximately $15 million and $19 million after-tax, respectively. These estimates are primarily based on an analysis of fee income generating products currently offered by FUNC which either are not offered by Signet or are offered by Signet on a more limited basis.
                 o Assuming (i) the restructuring charges discussed below and the expense savings and revenue enhancements discussed above are as indicated, (ii) 641 million shares of FUNC Common Stock are outstanding in 1998 and 646 million shares of FUNC Common Stock are outstanding in 1999, (iii) the Mergers are consummated in 1997, (iv) the conversion of Signet's operations and computer systems to FUNC's operations and computer systems are completed by April 1998, (v) 1998 earnings per share of (a) FUNC Common Stock are $3.905 and
                    (b) Signet Common Stock are $2.62, which represent the First Call Consensus estimates (before public announcement of the Merger Agreement and before Signet's June 3, 1997 corporate redesign announcement, the "1998 Illustrative First Call Consensus Estimates") and 1999 earnings per share of FUNC Common Stock and Signet Common Stock are equal to the 1998 Illustrative First Call Consensus Estimates plus ten percent (the "1999 Illustrative Estimates") (I.E., $4.295 for FUNC Common Stock and $2.88 for Signet Common Stock), and (vi) certain other assumptions contained in the Form 8-K, the Mergers are estimated to add $0.005 per share to the 1998 Illustrative First Call Consensus Estimates for FUNC Common Stock and $0.065 per share to the 1999 Illustrative Estimates for FUNC Common Stock. The 1998 Illustrative First Call Consensus Estimates and the 1999 Illustrative Estimates are presented for illustrative purposes only, are subject to the risks and uncertainties set forth in the Form 8-K Materials and under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION", and do not constitute earnings projections or estimates by FUNC or Signet.
                 o FUNC expects to take an after-tax restructuring charge relating to the Mergers currently estimated at $135 million, or $0.42 per share of FUNC Common Stock, in 1997. The estimated $135 million restructuring charge is summarized below.

(IN MILLIONS, AFTER TAX)
Severance and change in control related obligations...............................   $ 58
Fixed asset write-downs and vacant space accrual..................................     38
Service contract terminations.....................................................     18
Other.............................................................................     21
Total.............................................................................   $135

     The estimated restructuring charge includes approximately $18 million in non-cash charges. Cash payments included in the estimated restructuring charge are expected to be completed by the end of the second quarter of 1998. The "Other" category includes Mergers-related amounts, none of which is estimated to exceed $13 million. The amounts included in the
                                       18

$135 million estimated restructuring charge are subject to change prior to the Effective Date. The estimates include assumptions about the timing of the consummation of the Mergers and number of employees whose employment will terminate as a result of the Mergers. Changes in such assumptions could result in a change in the estimated restructuring charge.
  OTHER PENDING ACQUISITIONS
     On August 4, 1997, FUNC entered into an agreement to acquire Covenant Bancorp, Inc. ("Covenant"), a bank holding company based in Haddonfield, New Jersey. Covenant's bank subsidiary operates 16 branches in southern New Jersey and at June 30, 1997, Covenant reported $454 million in assets. Under the terms of the agreement, FUNC will exchange (i) 0.3813 shares of FUNC Common Stock for each share of Covenant common stock, (ii) 1.516 shares of FUNC Common Stock for each share of Covenant Series A preferred stock, and (iii) 1.2 shares of FUNC Common Stock for each share of Covenant Series B preferred stock. Based on a price of $49.50 per share of FUNC Common Stock (the last reported sale price per share of FUNC Common Stock on the NYSE Tape on August 4, 1997, the day before the acquisition was announced), the purchase price would be approximately $78 million. The acquisition, which will be accounted for as a purchase, is expected to close in the first quarter of 1998, subject to certain conditions of closing. FUNC has repurchased in the open market 1.65 million shares of FUNC Common Stock expected to be issued in the acquisition at a cost of $79 million.
     On August 20, 1997, FUNC entered into an agreement to acquire Wheat First Butcher Singer, Inc. ("WFBS"), a full service investment banking, brokerage and asset management company based in Richmond, Virginia. WFBS is employee-owned and operates 126 offices in 19 states and Washington, D.C. Under the terms of the agreement, First Union will issue 10,267,029 shares of FUNC Common Stock (as may be adjusted in certain circumstances) in exchange for the outstanding shares of capital stock of WFBS. In addition, FUNC agreed to establish an employee retention pool of $75 million in restricted FUNC Common Stock to be paid over a three-year period to certain key employees of WFBS. The acquisition, which will be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1997, subject to certain conditions of closing. Certain additional financial and other information relating to WFBS and the proposed acquisition are set forth in FUNC's Current Report on Form 8-K dated August 20, 1997, which is incorporated by reference herein. See "AVAILABLE INFORMATION".
  FUNC COMMON STOCK TRANSACTIONS
     In 1995, as adjusted to reflect the FUNC Stock Split, FUNC repurchased in the open market 51 million shares of FUNC Common Stock at a cost of $1.2 billion; in 1996, 31 million shares at a cost of $968 million; and from January 1, 1997 to the most recent practicable date prior to the mailing of this
Prospectus/Proxy Statement,             million shares (including the shares
related to the acquisition of Covenant discussed above) at a cost of
$            million.
     On September 23, 1997, FUNC sold 7.5 million shares of FUNC Common Stock in a public offering (the "Offering"), in order for the Mergers to qualify for pooling of interests accounting treatment. See "THE MERGERS -- Accounting Treatment". The Offering also included the sale by Banco Santander, S.A. ("Santander") of all of the remaining 44.7 million shares of FUNC Common Stock (approximately 7.98 percent of the outstanding shares of FUNC Common Stock as of August 31, 1997) beneficially owned by Santander. Santander had acquired its shares of FUNC Common Stock in connection with FUNC's acquisition of FFB on January 1, 1996. FUNC received $358 million in net proceeds from its sale of the
7.5 million shares in the Offering. FUNC did not receive any proceeds from the sale of Santander's shares in the Offering.
  FUTURE ACQUISITIONS
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income may occur in connection with future acquisitions. See
"FUNC -- History and Business".
SIGNET
     On June 3, 1997, Signet filed a Current Report on Form 8-K with the Commission which announced the results of a comprehensive redesign program ("ADVANCE") that would enable Signet to achieve its strategic goal of becoming a national, customer-focused, information-based financial services company. The announcement contained certain forward-looking statements relating to ADVANCE, including statements relating to estimated cost savings and enhanced revenues that may be realized from the implementation of the program. Such forward-looking statements involve significant risks and uncertainties. Actual results derived from ADVANCE may differ materially from the results discussed in such forward-
                                       19
looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in Signet's Current Report on Form 8-K filed on June 3, 1997 and Quarterly Report on Form 10-Q for the period ended June 30, 1997. Additionally, the Mergers may have a dramatic impact on the implementation of ADVANCE initiatives, the effect of which cannot be determined at this time. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" and "AVAILABLE INFORMATION".
     As indicated in the Form 8-K:
     (Bullet) Implementation of the program would have been expected to add approximately $10 million to revenues and to reduce expenses by approximately $58 million for an annual total benefit of approximately $68 million pre-tax by year-end 1998. These benefits are net of implementation costs and significant investments in technology. The per share annual improvement was expected to be $.72 after tax by December 1998, excluding the effect of the sale of certain Signet branch offices, described below.
     (Bullet) In connection with ADVANCE, Signet recorded a 1997 second quarter restructuring charge of $59 million pre-tax.
     (Bullet) Implementation of ADVANCE action plans were scheduled to occur over the next 18 months and would have included the sale of 39 branches located in Southwest Virginia, the Northern Neck of Virginia, the Eastern Shore of Virginia and Maryland. Signet also announced that the Signet Board authorized the repurchase of up to five percent of the outstanding shares of Signet Common Stock, to be completed by year-end.
     Many of these actions have been placed on hold for further review as a result of the pending Mergers, and the plan to repurchase common shares was rescinded by the Signet Board on July 18, 1997. There is a possibility, however, that Signet may proceed with a sale of a portion of the branches originally announced to be sold.
                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by Signet to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the Signet Board for use at the Special Meeting to be held on November 13, 1997, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement. This Prospectus/Proxy Statement is also being furnished by FUNC to the holders of Signet Common Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Corporate Merger.
     Directors, officers and employees of Signet and FUNC may solicit proxies from Signet stockholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. Signet has retained Georgeson & Company, Inc. to assist in soliciting proxies and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not expected to exceed $11,000, plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses and the Commission fee for filing the Registration Statement, which will be shared equally between FUNC and Signet.
     THE SIGNET BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES IT IS IN THE BEST INTERESTS OF SIGNET AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY SIGNET STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; SIGNET ".
RECORD DATE; VOTE REQUIRED; REVOCATION OF PROXIES
     The Signet Board has fixed October 3, 1997, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Signet Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of Signet Common Stock outstanding on the
Record Date was             , each of such shares being entitled to one vote.
The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that such persons have not received any voting instructions from the beneficial owners or other persons as to the proposal to approve the Merger Agreement) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative vote of more than two-thirds of the votes entitled to be cast at the Special Meeting by the holders of Signet Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.
                                       20

     The directors and executive officers of Signet (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting         shares of Signet Common Stock, which
represent    percent of the outstanding shares of Signet Common Stock entitled to be voted at the Special Meeting. Each such person has advised Signet that he, she or it intends to vote in favor of approval of the Merger Agreement. To the best of FUNC's knowledge, the directors, executive officers and affiliates of FUNC beneficially own less than one percent of the outstanding shares of Signet Common Stock, all of which are expected to be voted in favor of approval of the Merger Agreement.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Corporate Secretary of Signet; (ii) submitting a duly executed proxy having a later date; or (iii) appearing at the Special Meeting and notifying the Corporate Secretary of such stockholder's intention to vote in person. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and otherwise in the discretion of the proxyholders named thereon as to any other matters which may be voted on at the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement.
                                       21

                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF SIGNET ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, Signet will merge with and into FUNC and Signet Bank will merge with and into FUNB. Upon consummation of the Corporate Merger, each outstanding share of Signet Common Stock (other than Excluded Shares) will be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into a number of FUNC Common Shares equal to the Exchange Ratio (I.E. 1.10 shares of FUNC Common Stock). Each holder of Signet Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on (i) the fifth business day to occur after the last of the conditions set forth in the Merger Agreement shall have been satisfied or waived (or, at the election of FUNC, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or (ii) such date as FUNC and Signet mutually agree upon. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the last quarter of 1997. If the Corporate Merger is consummated in such quarter, or in any other quarter, Signet stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or Signet may terminate the Merger Agreement if the Effective Date does not occur on or before July 31, 1998. See " -- Exchange of Signet Certificates", " -- Business Pending Consummation" and " -- Conditions to Consummation; Termination".
EXCHANGE OF SIGNET CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of Signet Common Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing Signet Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     SIGNET STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for Signet Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of Signet Common Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of Signet Common Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their shares of Signet Common Stock have been converted, regardless of whether they have surrendered their Signet Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Signet Common
                                       22

Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. See " -- Business Pending Consummation". After the Effective Date, the stock transfer books of Signet will be closed, and there will be no transfers on the transfer books of Signet of the shares of Signet Common Stock that were outstanding immediately prior to the Effective Date.
     The Merger Agreement provides that Signet will use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) of Signet to execute an agreement restricting the disposition of such affiliate's shares of Signet Common Stock and FUNC Common Shares. The Merger Agreement further provides that although shares of Signet Common Stock held by an affiliate of Signet will automatically be converted into FUNC Common Shares upon consummation of the Corporate Merger, such shares will not be physically exchanged for FUNC Common Shares until FUNC receives such an agreement.
BACKGROUND AND REASONS
  SIGNET
     BACKGROUND OF THE MERGERS. On July 1, 1997, Mr. Edward E. Crutchfield, the Chairman and Chief Executive Officer of FUNC, contacted Mr. Malcolm S. McDonald, the Chairman and Chief Executive Officer and a director of Signet, to discuss the possibility of a strategic business combination between FUNC and Signet. Following this initial contact, Signet retained J.P. Morgan to act as its financial advisor in connection with such a possible strategic business combination and Mr. McDonald met with Mr. Crutchfield on July 2, 1997, to discuss the broad terms upon which such a business combination might be pursued. At this meeting, Mr. Crutchfield indicated that FUNC was interested in a possible strategic business combination with Signet and presented a broad outline of FUNC's proposed terms for such a business combination. Mr. McDonald advised Mr. Crutchfield at such meeting that he would present FUNC's proposed terms to the Signet Board for discussion.
     The Signet Board met on July 14, 1997, to discuss with Signet senior management and its legal and financial advisors the terms of a possible strategic business combination with FUNC. Senior management and Signet's advisors presented to the Signet Board, FUNC's proposed terms for such a transaction, including an in-depth analysis comparing the anticipated benefits of a combination with the benefits that could be derived from continued pursuit of Signet's current strategic plan. Following a thorough discussion of such proposed terms, Signet's current strategic plan and other opportunities potentially available to Signet, including the possibility of pursuing a strategic business combination with other potential partners, and the relative benefits thereof, the Signet Board determined that, notwithstanding Signet's success at creating substantial stockholder value through the implementation of its strategic plan and the Signet Board's expectation that continued pursuit thereof would yield further significant value, a strategic business combination with FUNC could present an exceptional opportunity for Signet and its stockholders. After due consideration of the foregoing matters, the Signet Board authorized Signet's officers and legal and financial advisors to continue discussions and negotiations with FUNC.
     During the week commencing July 14, 1997, members of FUNC's and Signet's senior management teams and other personnel conducted a due diligence review and, with their respective legal and financial advisors, negotiated the terms of the proposed Mergers and the related agreements, including the Employment Agreements, the Merger Agreement and the Stock Option Agreement. The Exchange Ratio and other financial terms of the Mergers were negotiated directly by the senior management of FUNC and Signet.
     At a meeting of the Signet Board held on July 18, 1997, Mr. McDonald, other members of Signet's senior management and Signet's legal and financial advisors presented the terms of the proposed Mergers to the Signet Board and discussed with the Signet Board various factors relating to the proposed Mergers, including the Exchange Ratio and those factors described under "; RECOMMENDATION OF THE SIGNET BOARD AND REASONS FOR THE MERGERS". In addition, Signet's legal advisors summarized the terms of the Employment Agreements, the Merger Agreement and the Stock Option Agreement. J.P. Morgan rendered its opinion that the consideration to be paid to Signet stockholders in the Corporate Merger was fair to such stockholders from a financial point of view. After due consideration of the foregoing matters, the Signet Board determined that the Mergers were in the best interest of Signet and its stockholders and unanimously approved the Mergers, the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby.
                                       23

     FUNC and Signet executed the Merger Agreement and the Stock Option Agreement immediately after the meeting of the Signet Board and issued a joint press release announcing the Merger Agreement on July 21, 1997.
     RECOMMENDATION OF THE SIGNET BOARD AND REASONS FOR THE MERGERS. The Signet Board believes that the consummation of the Mergers presents a unique opportunity to enhance Signet stockholder value by combining with a premier multi-state banking organization. The Mergers will create a strong consumer and business banking franchise in the Virginia, Maryland and Washington D.C. region. The Mergers will combine FUNC's strengths in fee-income generating products and services with Signet's strengths in information-based technologies, and will combine two strong management teams with experience in completing merger transactions that realize cost savings through organizational consolidation and the achievement of operating efficiencies. The Mergers will also permit each company to diversify beyond its current businesses and services by expanding the marketing of products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.
     In reaching its conclusion that the Mergers are in the best interest of Signet and its stockholders, the Signet Board considered and reviewed with Signet's senior management, as well as its financial and legal advisors, a variety of factors, including but not limited to, the following:
       (i) The Mergers would represent a strategic alliance between FUNC and Signet and Signet stockholders would realize the expected benefits of such an alliance, including, but not limited to, the earnings per share prospects of the combined company (as described in "RECENT DEVELOPMENTS -- FUNC; THE MERGERS"), the combined company's financial strength and its consequent enhanced ability to strengthen its existing businesses and develop new products and services to better serve customers and communities of the two companies, the cost savings to be realized through consolidation of services in the Virginia, Maryland and Washington D.C. markets, the potential for cross-marketing services to customers of the two companies and increased access to the combined company's customers, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Mergers on the perceptions of the combined company's businesses by the rating agencies and financial markets as a result of the factors considered by the Signet Board described herein.
      (ii) The Mergers would significantly enhance the combined company's ability to compete effectively in the region and to meet the changing credit and product needs of its customers and communities by combining two financially sound institutions with complementary businesses and business strategies, including consumer- and middle market-focused products and services and information-based technologies, thereby creating a stronger combined company with greater size, flexibility, breadth of services, efficiency, capital strength, profitability and potential for growth (including through appropriate acquisitions and investments in products and technology) than Signet would possess on a stand-alone basis.
      (iii) The management teams of FUNC and Signet and the compatibility of their respective management philosophies, including commitment to customers and employees, and strategic focus.
      (iv) The effectiveness of the Mergers to implement and accelerate Signet's basic long-term business strategies as reflected in its strategic plan.
       (v) The financial condition, businesses and prospects of Signet and FUNC, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their respective relatively strong credit position and access to the capital markets; the Exchange Ratio, noting, in particular, that it reflected a 42.4 percent premium for Signet stockholders based on the closing prices of Signet Common Stock and FUNC Common Stock, respectively, on the last trading day prior to July 18, 1997; and the detailed financial analyses and pro forma and other information with respect to Signet and FUNC discussed by J.P. Morgan, as well as the Signet Board's and senior management's own knowledge of Signet, FUNC and their respective businesses.
      (vi) The opinion of J.P. Morgan that, as of July 18, 1997, the consideration to be paid to Signet stockholders in the Corporate Merger was fair, from a financial point of view, to such stockholders. See " -- Opinion of Financial Advisor".
      (vii) The terms of the Mergers (including the Exchange Ratio and the expected treatment of the Mergers as a pooling of interests for financial reporting and accounting purposes and as a tax-free reorganization to Signet stockholders (other than with respect to cash paid in lieu of fractional shares)), the Merger Agreement and the Stock Option
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
            Agreement and the transactions contemplated thereby, and the proposed arrangements with respect to the management structure and employee severance following the Mergers, including the terms of the Employment Agreements. See " -- Interests of Certain Persons".
     (viii) The effect on Signet stockholder value of Signet continuing as a stand-alone entity or pursuing a strategic business combination with other potential partners, compared to the effect of Signet combining with FUNC pursuant to the Merger Agreement in light of the factors summarized above regarding the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and current economic and financial environment.
      (ix) The likelihood of the Mergers being approved by the appropriate regulatory authorities. See " -- Regulatory Approvals".
       (x) The anticipated cost savings, operating efficiencies and revenue enhancements available to the combined company from the Mergers. See "RECENT DEVELOPMENTS -- FUNC".
      (xi) The effect of the Mergers on Signet's other constituencies, including the customers and communities it serves and its employees, including management.
     The foregoing discussion of the information and factors considered by Signet is not intended to be exhaustive but includes the material factors considered by the Signet Board. In reaching its determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the Signet Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.
     FOR THE REASONS DESCRIBED ABOVE, THE SIGNET BOARD UNANIMOUSLY APPROVED THE MERGERS, THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND BELIEVES THAT THE MERGERS ARE IN THE BEST INTEREST OF SIGNET AND ITS STOCKHOLDERS. ACCORDINGLY, THE SIGNET BOARD UNANIMOUSLY RECOMMENDS THAT SIGNET STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization that has one of the leading positions in each of its markets. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a larger base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with Signet is an excellent way to expand FUNC's presence in Virginia, Maryland and Washington, D.C.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     Signet retained J.P. Morgan to act as its financial advisor in connection with the Corporate Merger and related matters based upon its qualifications, expertise and reputation, as well as J.P. Morgan's prior investment banking relationship and general familiarity with Signet. At the July 18, 1997 meeting of the Signet Board, J.P. Morgan rendered an opinion to the Signet Board that, as of such date, the consideration to be paid to the holders of Signet Common Stock in the Corporate Merger was fair to the stockholders of Signet from a financial point of view. J.P. Morgan subsequently delivered to the Signet Board a written opinion, dated as of the date of this Prospectus/Proxy Statement (the "Signet Fairness Opinion"), confirming its opinion of July 18, 1997.
     THE FULL TEXT OF THE SIGNET FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SIGNET'S STOCKHOLDERS ARE URGED TO READ THE SIGNET FAIRNESS OPINION IN ITS ENTIRETY. THIS SUMMARY OF THE SIGNET FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.
                                       25

     J.P. Morgan's opinions are addressed to the Signet Board, are directed only to the fairness, from a financial point of view of the consideration to be paid to the holders of Signet Common Stock in the Corporate Merger and do not constitute a recommendation to any stockholder of Signet as to how such stockholder should vote at any meeting held in connection with the Corporate Merger.
     In arriving at the Signet Fairness Opinion, J.P. Morgan reviewed (i) the Merger Agreement; (ii) certain publicly available information concerning the business of Signet and of certain other companies engaged in businesses comparable to those of Signet, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to Signet and the consideration received for such companies; (iv) current and historical market prices of common stock of Signet and FUNC; (v) the audited financial statements of Signet and FUNC for the fiscal year ended December 31, 1996, and the unaudited financial statements of Signet and FUNC for the period ended June 30, 1997; (vi) certain internal financial analyses and forecasts prepared by Signet and FUNC and their respective managements; and (vii) the terms of other business combinations that J.P. Morgan deemed relevant.
     In addition, J.P. Morgan held discussions with certain members of the managements of Signet and FUNC with respect to certain aspects of the Corporate Merger, the past and current business operations of Signet and FUNC, the financial condition and future prospects and operations of Signet and FUNC, the effects of the Corporate Merger on the financial condition and future prospects of Signet and FUNC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of the Signet Fairness Opinion.
     In giving the Signet Fairness Opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to Signet and FUNC or otherwise reviewed by J.P. Morgan and did not assume any responsibility or liability therefor. J.P. Morgan did not conduct any valuations or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to J.P. Morgan. J.P. Morgan was not requested to review individual credit files or make any independent assessment as to the future performance or non-performance of Signet's or FUNC's assets. J.P. Morgan assumed that current allowances and reserves for loan losses for both Signet and FUNC are sufficient to cover all such losses. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of Signet and FUNC to which such analyses or forecasts relate. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the Corporate Merger and the other transactions contemplated by the Merger Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial conditions of Signet or FUNC. J.P. Morgan also assumed that the Corporate Merger and other transactions contemplated by the Merger Agreement will have no material adverse tax consequences to holders of Signet Common Stock.
     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the Signet Fairness Opinion dated the date of this Prospectus/Proxy Statement, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion.
     In connection with rendering its July 18, 1997 opinion to the Signet Board, J.P. Morgan performed a variety of financial analyses. The summary set forth below does not purport to be a complete description of the analyses performed by J.P. Morgan in this regard, although it describes the material analyses performed by J.P. Morgan. The preparation of a fairness opinion is a complex process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, J.P. Morgan believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying J.P. Morgan's opinion. In light of the foregoing, the ranges of valuations resulting from any particular analysis described below should not be taken to be J.P. Morgan's view of the actual value of Signet or FUNC. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.
     In performing its analyses, J.P. Morgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of J.P. Morgan, Signet and FUNC. The analyses performed by J.P. Morgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals
                                       26
or to reflect the prices at which any securities of Signet or FUNC may trade at the present time or at any time in the future. Such analyses were prepared solely as part of J.P. Morgan's analysis of the fairness, from a financial point of view of the consideration to be paid to the holders of Signet Common Stock in the Corporate Merger and were provided to the Signet Board in connection with the delivery of J.P. Morgan's opinion dated July 18, 1997. With respect to the comparison of selected companies and transactions analyses summarized below, no public company or transaction utilized as a comparison is identical to Signet or FUNC or to the proposed Corporate Merger, as the case may be, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies, and the financial and other terms of the prior transactions, and other factors that could affect the public trading values of the companies concerned or that affected the financial terms of prior transactions.
     The following is a summary of the material analyses presented by J.P. Morgan to the Signet Board in connection with its July 18, 1997 opinion:
     (a) OFFER VALUATION. J.P. Morgan reviewed the terms of the proposed Corporate Merger, including the Exchange Ratio and the aggregate transaction value and also reviewed the implied value of the consideration offered based upon the closing share price of FUNC Common Stock of $49.50 (as adjusted to reflect the FUNC Stock Split) on July 17, 1997 (the last trading day prior to the July 18, 1997 meeting of the Signet Board) (the "FUNC Stock Price"), which indicated that the implied value of the consideration offered in the FUNC proposal was approximately $54.45 per share of Signet Common Stock, representing a 42.4 percent premium to the July 17, 1997 Signet Common Stock closing market price of $38.25 per share (the "Signet July 17 Closing Price"). J.P. Morgan further calculated the premiums implied by the Exchange Ratio to the average market price of Signet Common Stock for the period five, ten and 30 trading days prior to July 18, 1997, based on the average market price of FUNC Common Stock for the same periods and determined that the implied premiums were 44.2 percent,
43.4 percent and 44.2 percent, respectively.
     (b) PRO FORMA CORPORATE MERGER ANALYSIS. Based on earnings estimates as reported by Institutional Brokers Estimate System ("IBES") and management estimates provided by Signet and FUNC, J.P. Morgan analyzed certain pro forma effects expected to result from the Corporate Merger during the calendar years of 1998 and 1999. This analysis indicated that relative to Signet on a stand-alone basis the Corporate Merger would be accretive to Signet's earnings per share, dividends per share and tangible book value per share in each of the years analyzed. Additionally, this analysis indicated that the transaction would be slightly accretive to estimated earnings per share of FUNC Common Stock in 1998 and 1999 and would be accretive to FUNC's tangible book value per share in 1998. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts.
     (c) CONTRIBUTION ANALYSIS. J.P. Morgan reviewed the relative contributions to be made by Signet and FUNC to the combined entity. The financial and operating information reviewed in such analysis included, among other things, total assets, loans, deposits, equity, tangible equity, net income for the twelve-month period ended June 30, 1997, and estimated net income for 1998. This analysis showed that, based upon the Exchange Ratio, the stockholders of Signet would own approximately 10.6 percent of the outstanding shares of common stock of the combined company immediately following the Corporate Merger and that Signet would be contributing 7.7 percent of total assets, 6.2 percent of loans,
8.0 percent of deposits, 8.6 percent of equity, 11.0 percent of tangible equity,
6.9 percent of net income for the twelve-month period ended June 30, 1997, and
7.3 percent of estimated 1998 net income, without taking into account synergies, and 11.5 percent of estimated 1998 net income, including estimated synergies.
     (d) DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of the future streams of after-tax cash flows that Signet could produce on a stand-alone basis from 1997 through 2002 and distribute to Signet's stockholders ("Dividendable Net Income"). In this analysis, J.P. Morgan assumed that Signet performed in accordance with Signet's management projections and projected the after-tax distributions to stockholders such that Signet's tangible common equity ratio would be maintained at a 7.5 percent level. J.P. Morgan calculated the sum of (i) the terminal values per share of Signet Common Stock based on assumed multiples of Signet's projected 2002 earnings ranging from 12.0x to 15.0x plus (ii) the projected 1997-2002 Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from ten percent to 13 percent. This discounted cash flow analysis indicated a reference range of $39.67 to $54.54 per share of Signet. In addition, J.P. Morgan tested the sensitivity of these values by varying certain assumptions. The reference range was not materially changed by reasonable variations of key assumptions. J.P. Morgan also performed a discounted cash flow analysis assuming certain cost savings and revenue enhancements estimated to result from the Mergers are achieved. In this analysis, J.P. Morgan adjusted Signet's management projections to reflect that a previously announced corporate restructuring would not take effect. Taking into account Signet's adjusted management projections and the synergies associated with the Corporate Merger, J.P. Morgan projected the after-tax distributions
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
to stockholders such that Signet's tangible common equity ratio would be maintained at 6.5 percent. This analysis indicated a reference range of $60.22 to $79.08. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Signet Common Stock may trade. Discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.
     (e) ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. J.P. Morgan reviewed publicly available information regarding selected bank acquisitions in the United States with a value greater than $500 million which had been announced since January 1, 1996 (including Wachovia Corporation/Central Fidelity Banks Inc., Wachovia Corporation/Jefferson Bankshares Inc., Huntington Bancshares, Inc./First Michigan Bank Corporation, First Bank System, Inc./US Bancorp, Allied Irish Banks p.l.c./Dauphin Deposit Corporation, Banc One Corporation/Liberty Bancorp, Inc., BB&T Corp./United Carolina Bancshares Corp., Mercantile Bancorporation, Inc./Mark Twain Bancshares Inc., Crestar Financial Corporation/Citizens Bancorporation, NationsBank Corporation/Boatmen's Bancshares, Inc. and Wells Fargo & Company/First Interstate Bancorp). J.P. Morgan calculated the premium represented by the purchase price paid in such acquisitions to market price on the day prior to the announcement and the average price for the five days prior to announcement, last 12 months earnings per share, estimates of the next 12 months projected earnings per share and estimates of the subsequent 12 months projected earnings per share, book value per share, tangible book value per share, and assets, as well as the core deposit premium paid (defined as the difference between the transaction value and the tangible book value of the acquired company, divided by core deposits (I.E., total deposits excluding time deposits of $100,000 or more)), which J.P. Morgan determined resulted in relevant ranges of premiums of (i) with respect to the market price on the day prior to the announcement and to the average price for the five days prior to announcement, 2.4 percent to 58.9 percent and 7.6 percent to 63.0 percent, respectively, with a median of 26.3 percent and 28.4 percent, respectively (resulting in imputed values per share of Signet Common Stock based on the market price the day prior to announcement of $39.18, $60.78, and $48.31, respectively, and based on the average price for the five days prior to announcement of $41.16, $62.33 and $49.12, respectively); (ii) with respect to last 12 months earnings per share, 13.8x to 20.8x, with a median of 19.4x (resulting in imputed values per share of Signet Common Stock of $28.75, $43.35 and $40.29, respectively); (iii) with respect to estimates of the next 12 months projected earnings per share and to estimates of the subsequent 12 months projected earnings per share, 13.3x to 18.3x and 12.9x to 17.0x, respectively, with medians of 17.5x and 16.0x, respectively (resulting in imputed values per share of Signet Common Stock of $33.47, $46.12 and $43.99, respectively, based on estimates for the next 12 months, and $39.09, $51.57 and $48.57, respectively, based on estimates for the subsequent 12 months); (iv) with respect to book value per share, 1.82x to 3.40x, with a median of 2.81x (resulting in imputed values per share of Signet Common Stock of $28.26, $52.63 and $43.55, respectively); (v) with respect to tangible book value per share, 1.87x to 3.98x, with a median of 2.95x (resulting in imputed values per share of Signet Common Stock of $27.65, $58.88 and $43.61, respectively); (vi) with respect to assets, 18.1 percent to 27.3 percent, with a median of 22.7 percent (resulting in imputed values per share of Signet Common Stock of $35.59, $53.63 and $44.60, respectively); and (vii) with respect to core deposits, 13.0 percent to 29.8 percent, with a median of 21.9 percent (resulting in imputed values per share of Signet Common Stock of $31.70, $53.64 and $43.35, respectively). In performing the above analysis, J.P. Morgan used results for Signet as of or for the period ended June 30, 1997, except with respect to the market price of Signet Common Stock, which was as of July 17, 1997.
     No company or transaction used in the above analysis as a comparison is identical to Signet or the proposed Mergers. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable data.
     (f) COMPARISON OF SELECTED COMPANIES. J.P. Morgan reviewed and compared certain public market multiples relating to Signet to the publicly available corresponding data for three peer groups of selected banks which J.P. Morgan deemed to be relevant. The group of selected Virginia banks (the "Signet Selected Virginia Banks") consisted of Crestar Financial Corporation and First Virginia Banks, Inc. The group of selected Southeastern banks (the "Signet Selected Southeastern Banks") consisted of Regions Financial Corporation, SouthTrust Corporation, Union Planters Corporation, AmSouth Bancorporation, First Tennessee National Corporation, Compass Bancshares, Inc., First American Corporation, First Commerce Corporation, Hibernia Corporation, and Mercantile Bankshares Corporation. The group of selected banks located in all regions of the United States (the "Signet Selected National Banks" and together with the Signet Selected Virginia Banks and Signet Selected Southeastern Banks, the "Signet Selected Banks") consisted of all of the Signet Selected Southeastern Banks as well
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
as Commerce Bancshares, Inc., Star Banc Corporation, First of America Bank Corporation, Firstar Corporation, First Security Corporation, Old Kent Financial Corporation, Marshall & Ilsley Corporation, Pacific Century Financial Corporation, Associated Banc-Corp., Zions Bancorporation, and Provident Financial Group, Inc.
     Based on a review of such information for the Signet Selected Banks, J.P. Morgan determined (in each case based on company data as of or for the 12 months ended March 31, 1997, and closing stock prices as of July 17, 1997): (i) that, with respect to the ratio of price to earnings per share for the 12 month period ended March 31, 1997, the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and Signet Selected National Banks had a median of 19.4x, 17.4x and 17.2x, respectively, compared to 18.4x for Signet; (ii) that, with respect to the multiple of stock price to estimated earnings per share for 1997, the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and Signet Selected National Banks (based on projected earnings per share for 1997 as reported by IBES for Signet Selected Banks and First Call for Signet) had a median of 16.0x, 15.3x and 15.4x, respectively, compared to 16.5x for Signet;
(iii) that, with respect to the multiple of stock price to estimated earnings per share of 1998, the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and the Signet Selected National Banks (based on earnings per share for 1998 as reported by IBES for Signet Selected Banks and First Call for Signet) had a median of 14.5x, 13.8x and 14.0x, respectively, compared to 13.4x for Signet; (iv) that, with respect to the multiple of stock price to book value, the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and the Signet Selected National Banks had a median of 2.50x, 2.54x and 2.61x, respectively, compared to 2.49x for Signet; and (v) that, with respect to the multiple of stock price to tangible book value, the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and the Signet Selected National Banks had a median of 2.78x, 2.81x and 2.94, respectively, compared to 2.64x for Signet.
     J.P. Morgan also calculated a range of imputed values for a share of Signet Common Stock based on a 30 percent equity control premium and certain of the ratios for the Signet Selected Virginia Banks, Signet Selected Southeastern Banks, and Signet Selected National Banks, including the ratio of the closing price of the common stock on July 17, 1997, to each of book value, tangible book value, earnings per share for the 12 months ended March 31, 1997, and estimated earnings per share for 1997 and 1998, in each case as reported by IBES for Signet Selected Banks and First Call for Signet. This analysis, including a 30 percent equity control premium, resulted in a range of imputed values for Signet Common Stock of between $46.07 and $55.39.
     J.P. Morgan reviewed and compared certain public market multiples relating to FUNC to the publicly available corresponding data for a peer group of selected banks which J.P. Morgan deemed to be relevant. The group of selected banks (the "First Union Selected Banks") held assets of more than $50 billion and excluded "money center" banks. The First Union Selected Banks were NationsBank Corporation, BankAmerica Corporation, Banc One Corporation, Norwest Corporation, First Chicago NBD Corporation, Wells Fargo & Company, Sun Trust Banks, Inc., PNC Bank Corp., National City Corporation, KeyCorp, Fleet Financial Group, Inc., BankBoston Corporation and U.S. Bancorp.
     Based on a review of such information for the First Union Selected Banks, J.P. Morgan determined (in each case based on company data as of March 31, 1997, and closing stock prices as of July 17, 1997): (i) that, with respect to the ratio of stock price to earnings per share for the 12 month period ended March 31, 1997, the First Union Selected Banks had a low of 14.8x, a median of 17.0x and a high of 21.9x, compared to 15.9x for FUNC; (ii) that, with respect to the multiple of stock price to estimated earnings per share for each of 1997 and 1998, the First Union Selected Banks (based on projected earnings per share for the applicable year as reported by IBES) had a low of 12.9x and 11.8x, a median of 15.5x and 13.5x and a high of 19.5x and 17.8x, respectively, compared to 14.0x and 12.6x, respectively, for FUNC; (iii) that, with respect to the multiple of stock price to book value, the First Union Selected Banks had a low of 1.77x, a median of 2.63x and a high of 3.94x, compared to 2.89x for FUNC;
(iv) that, with respect to the multiple of stock price to tangible book value, the First Union Selected Banks showed a low of 2.58x, a median of 3.31x and a high of 5.91x, compared to 4.12x for FUNC; and (v) that, with respect to dividend yield, the First Union Selected Banks showed a low of 1.49 percent, a median of 2.40 percent and a high of 3.48 percent, compared to 2.61 percent for FUNC.
     In connection with the Signet Fairness Opinion dated the date of this Prospectus/Proxy Statement, J.P. Morgan performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. J.P. Morgan did not perform any analyses in addition to those described in updating its July 18, 1997 opinion.
     J.P. Morgan was retained by the Signet Board as an independent contractor to act as financial advisor to Signet with respect to the Corporate Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Corporate Merger. J.P. Morgan is a an internationally recognized investment banking firm which,
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among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. J.P. Morgan in the past has provided financial advisory, investment banking and other services to Signet and FUNC and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, J.P. Morgan may actively trade debt and/or equity securities of Signet and FUNC, and their respective affiliates, for its own account and the accounts of its customers, and J.P. Morgan, therefore, may from time to time hold a long or short position in such securities. J.P. Morgan also maintains customary banking relationships with both Signet and FUNC.
     Signet and J.P. Morgan entered into a letter agreement relating to the services to be provided by J.P. Morgan in connection with the Corporate Merger. Signet agreed to compensate J.P. Morgan as follows: (i) a fee of $250,000, which was paid in cash upon execution of the letter agreement; and (ii) a fee of 0.4 percent of the aggregate purchase price paid in the Corporate Merger (or certain other business combinations involving Signet occurring or agreed upon during J.P. Morgan's engagement or within one year thereafter), payable upon consummation of the Corporate Merger or such other business combination (which
fee would be upon consummation of the Corporate Merger approximately $   million
if calculated as of the Record Date, based on        shares of Signet Common
Stock outstanding as of such date, the Exchange Ratio and the $   last reported
sale price per share of FUNC Common Stock on such date as reported on the NYSE Tape, provided that the actual fee paid upon consummation of the Corporate Merger will be calculated based on the actual aggregate purchase price paid and not as of such date), from which fee will be deducted any amounts previously paid pursuant to clause (i). Signet also agreed to reimburse J.P. Morgan for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify J.P. Morgan against certain liabilities relating to or arising out of the Corporate Merger, including liabilities which might arise under the federal securities laws. In addition Signet has engaged J.P. Morgan as a financial advisor on the sale of certain branches. J.P. Morgan will receive a fee of $500,000 for such services if a sale of such branches is consummated. See "RECENT DEVELOPMENTS -- Signet".
INTERESTS OF CERTAIN PERSONS
  GENERAL
     Certain members of Signet's management and the Signet Board have interests in the Mergers that are in addition to any interests they have as stockholders of Signet generally. The material interests include provisions in the Merger Agreement relating to the indemnification of Signet's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below.
  EMPLOYMENT AGREEMENTS
     FUNC has entered into the Employment Agreements with Messrs. McDonald, Millner and Layfield. The terms of the Employment Agreements run from the Effective Date through the fifth anniversary of the Effective Date (the "Employment Period"). Pursuant to the Employment Agreements, Mr. McDonald will serve as Chairman of, and be the most senior officer with direct responsibility for, the Virginia, Maryland and Washington, D.C. banking operations of FUNC (the "Banking Operations") reporting to the Vice Chairman of FUNC responsible for the Banking Operations, and will also serve on the Board of Directors of FUNC; Mr. Millner and Mr. Layfield will each serve as a Vice Chairman of the Banking Operations, reporting directly to Mr. McDonald. During the term of the Employment Agreements, Messers. McDonald, Millner and Layfield will be entitled to receive base salaries of at least $700,000, $425,000 and $475,000, respectively, and minimum annual bonuses of no less than $700,000, $425,000 and $475,000, respectively. During the term of the Employment Agreements, FUNC will provide Messrs. McDonald, Millner and Layfield with benefits and perquisites no less favorable than those provided to peer executives of FUNC and its affiliates. The Employment Agreements provide that Messrs. McDonald, Millner and Layfield will receive annual retirement benefits for life (with a 50 percent joint and survivor benefit to their respective current spouses), commencing upon the expiration of the Employment Period, equal to $840,000, $510,000 and $300,000, respectively (subject to reduction by the receipt of social security benefits and certain other pension benefits).
     On the Effective Date, Mr. McDonald will be granted 40,000 restricted shares of FUNC Common Stock and an option to purchase 100,000 shares of FUNC Common Stock; Mr. Millner will be granted 18,000 restricted shares and an option to purchase 45,000 shares; and Mr. Layfield will be granted 24,000 restricted shares and an option to purchase 60,000 shares. Such options shall have an exercise price equal to the market price of FUNC Common Stock as of the Effective Date. The options and the restricted shares will vest in installments over a three-year period. Based upon the last reported sale price per share of
FUNC Common Stock on the NYSE Tape on               , 1997 ($      ), such
restricted stock awards would have values of $      , $      and $      ,
respectively, to Messrs. McDonald, Millner and Layfield.
                                       30

     In the event the employment of the executive is terminated during the Employment Period by FUNC without "Cause" or by the executive for "Good Reason", FUNC shall (i) pay the Executive a pro rata minimum annual bonus for the year of termination, (ii) continue to pay the executive his base salary and minimum annual bonus through the Employment Period, (iii) provide the executive and his spouse and dependents with continued medical and dental benefits for the lives of the executive and his spouse, and (iv) vest the option and restricted stock grants. If the executive terminates his employment without Good Reason during the employment period, he will receive the payments and benefits described in clauses (i), (ii) and (iii) above.
     The Employment Agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to the executive and of the imposition of income and excise taxes on such gross-up payment.
     The executives have agreed that while employed by FUNC and for one year after termination of employment, they will not solicit for employment employees of FUNC or their affiliates or solicit commercial banking business from any commercial customer with whom the executives had a direct customer relationship while at FUNC.
  SIGNET EXECUTIVE AGREEMENTS
     In the Merger Agreement, FUNC has agreed to honor the Signet Executive Agreements with the Signet Officers. The Signet Executive Agreements for Messrs. McDonald, Millner and Layfield will be superceded by the Employment Agreements. The Signet Executive Agreements generally provide that during the three-year "employment period" following stockholder approval of the Merger Agreement (a "Change in Control"), the executive will receive (i) an annual base salary at least equal to 12 times the highest monthly base salary paid to the executive during the prior 12 month period, and (ii) for each fiscal year beginning or ending during the employment period, an annual bonus at least equal to the sum of the short-term target award and annualized long-term target award under Signet's Executive Incentive Compensation Plan (the "Recent Annual Bonus"). Upon a termination of an executive's employment by FUNC (other than for "Cause" or disability) or by an executive for "Good Reason" (including termination for any reason during the 30-day period immediately following the first anniversary of the Change in Control), FUNC shall (i) pay the executive a lump sum pro rata bonus, (ii) pay the executive a lump sum payment equal to three times the sum of
(a) the executive's annual base salary, (b) the greater of the executive's Recent Annual Bonus and the annual bonus paid for the last completed fiscal year during the employment period, and (c) the cash award paid to the executive under the Signet Employee Profit Sharing Plan for the last full fiscal year prior to the Change in Control, (iii) provide the executive with continued welfare benefits for the remainder of the employment period (or such longer period provided by the applicable program), and (iv) pay the executive a lump sum retirement benefit equal to the excess of the actuarial equivalent of the benefits the executive would have accrued under the Signet retirement plans had he or she remained employed through the employment period and the actuarial equivalent of the actual benefits accrued.
     The Signet Executive Agreements provide for a gross-up payment to be made to the executive, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to the executive and the imposition of income and excise taxes on such gross-up payment.
     In the event that the employment of the Signet Officers with Signet Executive Agreements were terminated immediately following a Change in Control and such Signet Officers were entitled to receive the lump sum payments set forth above, it is currently estimated that they would receive approximately
$       in the aggregate.
  CASH-BASED INCENTIVE
     Signet may establish prior to the Effective Date a $5 million retention bonus pool to be allocated by Signet to key personnel (other than Messrs. McDonald, Millner and Layfield). Pursuant to the Merger Agreement, Signet may amend or modify (i) Signet's annual bonus plans to provide full year payments under such plans at the greater of target payment or payment pursuant to performance results through the Effective Date, and (ii) Signet's Executive Long-Term Incentive Plan to provide full-year 1997 payments for the performance cycle ending in 1997 at the greater of target payment or payment pursuant to performance results through the Effective Date. If annual bonus target awards are paid out, Messrs. McDonald, Millner and Layfield would be entitled to
receive $       , $       and $       , respectively, and that the Signet
Officer participants in such plans would be entitled to receive an aggregate
amount of $       . If 1997 payouts are paid out at target under Signet's
Executive Long-Term Incentive Plan, Messrs. McDonald, Millner and Layfield would
be entitled to receive $       , $       and $       , respectively, and the
Signet Officer participants in such plan would be entitled to receive an
aggregate amount of $       .
                                       31

  NONQUALIFIED RETIREMENT PLANS
     Upon stockholder approval of the Merger Agreement, accrued benefits will vest under Signet's Excess Benefit Retirement Plan, Excess Savings Plan, Executive SERP and Supplemental Retirement Plans. Such benefits are included in the retirement benefits provided by FUNC to Messrs. McDonald, Layfield and Millner under their Employment Agreements. The lump sum present value of the benefits in which the Signet Officer participants in such plans would vest is
currently estimated to be approximately $       in the aggregate.
  EQUITY INCENTIVE PLANS
     The Merger Agreement provides that all options to acquire Signet Common Stock outstanding at the Effective Date under the stock option plans of Signet, including those held by management and members of the Signet Board (the "Signet Stock Options"), will be assumed by FUNC. Each Signet Stock Option will thereafter constitute an option to acquire shares of FUNC Common Stock equal to the number of shares of Signet Common Stock subject to such option multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share equal to the aggregate exercise price of the shares of Signet Common Stock subject to such option divided by the number of shares of FUNC Common Stock subject to the assumed option (rounded up to the nearest whole cent). Certain of the Signet Stock Options contain change of control provisions that will result in acceleration of the exercisability thereof upon stockholder approval of the Merger Agreement.
     The following table sets forth with respect to Messrs. McDonald, Millner and Layfield and the Signet Officers as a group (i) the number of shares covered by Signet Stock Options held by such persons, (ii) the number of shares covered by Signet Stock Options held by such persons that will become exercisable upon approval of the Merger Agreement by Signet stockholders, (iii) the weighted average exercise price for such exercisable options held by such persons, and
(iv) the aggregate value of such exercisable options based upon the per share value (I.E., stock price less option exercise price) of Signet Common Stock on the Record Date.

                                                                                                         WEIGHTED
                                                                                          OPTIONS         AVERAGE
                                                                                        EXERCISABLE      EXERCISE       AGGREGATE
                                                                                       UPON APPROVAL     PRICE PER      VALUE OF
                                                                            OPTIONS    OF THE MERGER    EXERCISABLE    EXERCISABLE
                                                                             HELD        AGREEMENT        OPTION         OPTION
Malcolm S. McDonald......................................................
T. Gaylon Layfield, III..................................................
Wallace B. Millner, III..................................................
Signet Officers..........................................................
  Total..................................................................

  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors and officers of Signet holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the VSCA, the Signet Articles and the Signet Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain Signet's existing directors' and officers' liability insurance policy for persons who were covered by such policy on the date of the Merger Agreement for a period of five years after the Effective Date at an annual cost not to exceed 200 percent of the current amount expended by Signet to maintain or procure such insurance coverage for a comparable five-year period.
  CERTAIN OTHER MATTERS RELATING TO THE MERGERS
     The Merger Agreement provides for FUNC to cause two members of the Signet Board to be elected or appointed as directors to the FUNC Board of Directors as promptly as practicable after the Effective Date. Pursuant to his Employment Agreement with FUNC, Mr. McDonald will be one of such members of the Signet Board to be nominated for election or appointed to the FUNC Board of Directors. FUNC expects to nominate for election or appoint Norwood H. Davis, Jr. as the other member of the Signet Board to be elected or appointed to the FUNC Board of Directors.
                                       32

     As indicated above under "; EMPLOYMENT AGREEMENTS", upon consummation of the Mergers, Mr. McDonald will serve as Chairman of the Banking Operations and Messrs. Millner and Layfield will become Vice Chairmen of the Banking Operations. Benjamin Jenkins, currently the Chairman and Chief Executive Officer of the Banking Operations, will become President and Chief Operating Officer of such Banking Operations. Upon completion of the Mergers, it is anticipated that certain overlapping operations will be consolidated and certain products and services currently offered by FUNC will be offered to Signet customers. See "RECENT DEVELOPMENTS -- FUNC; THE MERGERS".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF ALL MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS SIGNET STOCKHOLDERS WHO RECEIVED THEIR SIGNET COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR SIGNET COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, counsel for FUNC, have advised FUNC, and Wachtell, Lipton, Rosen & Katz, special counsel for Signet, have advised Signet, that, in their opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by Signet stockholders upon the exchange in the Corporate Merger of shares of Signet Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock deemed received).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by Signet stockholders (including the basis of any fractional share interest in FUNC Common Stock deemed received) will be the same as the basis of the shares of Signet Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a Signet stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period of the shares of Signet Common Stock surrendered in exchange therefor, provided such shares of Signet Common Stock were held as capital assets at the Effective Time.
           (iv) Cash received by a holder of Signet Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Signet Common Stock allocable to the fractional share interest.
     In addition, consummation of the Mergers is conditioned, among other things, upon receipt by FUNC of an opinion of Sullivan & Cromwell dated as of the Effective Date, that the Corporate Merger constitutes a reorganization under
Section 368 of the Code and by Signet of an opinion of Wachtell, Lipton, Rosen & Katz, dated as of the Effective Date, that (i) the Corporate Merger constitutes a reorganization within the meaning of Section 368 of the Code, and (ii) no gain or loss will be recognized by Signet stockholders who receive FUNC Common Shares in exchange for their shares of Signet Common Stock, except with respect to cash received in lieu of fractional share interests. FUNC and Signet do not currently intend to waive the receipt of such tax opinions; however, if such tax opinions were waived and the material federal income tax consequences of the Corporate Merger were materially different from those summarized above, Signet would resolicit its stockholders prior to consummating the Corporate Merger. The tax opinions of Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SIGNET STOCKHOLDER AND OTHER FACTORS, EACH SIGNET STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
BUSINESS PENDING CONSUMMATION
     Signet agreed in the Merger Agreement to refrain from taking certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted in the Merger Agreement.
                                       33

These actions include, without limitation: (i) conducting the business of Signet other than in the ordinary and usual course or failing to use reasonable efforts to preserve Signet's business organizations, assets and relationships, or taking any action likely to have an adverse effect upon Signet's ability to perform its obligations under the Merger Agreement; (ii) issuing (including pursuant to Signet's Dividend Reinvestment Plan and any compensation and benefit plan qualified under Section 401(k) of the Code), any additional shares of Signet Common Stock, or permitting any additional shares of Signet Common Stock to become subject to new grants of employee or director stock options, or similar stock-based employee rights; (iii) (a) declaring or paying any dividend (other than quarterly cash dividends on Signet Common Stock in an amount not to exceed $0.21 per share) on shares of Signet Common Stock or (b) adjusting, reclassifying or acquiring any shares of Signet's capital stock; (iv) entering into, amending or renewing any employment, consulting, severance or similar agreement with any director, officer or employee, or granting any salary or wage increase or increasing any employee benefit, except (a) for normal individual compensation increases in the ordinary course of business consistent with past practice, (b) for changes required by applicable law, (c) to satisfy existing contractual obligations, or (d) for employment arrangement for, or grants of awards to newly hired employees consistent with past practice; (v) entering into, establishing, adopting or amending (except (a) as required by applicable law or (b) to satisfy existing obligations) any employee benefit, incentive or welfare contract, plan or arrangement, in respect of any director, officer or employee, or taking any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (vi) encumbering or disposing of or discontinuing any of its assets, deposits, business or properties except in a transaction that is not material to Signet; (vii) acquiring all or any portion of, the assets, business, deposits or properties of any other entity except in a transaction that is not material to Signet; (viii) amending the Signet Articles or the Signet Bylaws; (ix) implementing or adopting any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles; (x) amending, or taking any action adverse to FUNC with respect to, the Signet Rights Agreement or, entering into, terminating, amending or modifying any material contract; (xi) settling any claim, action or proceeding, except for those involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Signet; (xii) knowingly taking any action that would (a) prevent or impede the Corporate Merger from qualifying (1) for pooling of interests accounting treatment or (2) as a reorganization within the meaning of Section 368 of the Code, or (b) result in (1) any of its representations and warranties set forth in the Merger Agreement being untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Corporate Merger set forth in the Merger Agreement not being satisfied or (3) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law; (xiii) except as required by applicable law, (a) implementing or adopting any material change in Signet's interest rate or other risk management policies, procedures or practices, (b) failing to follow Signet's existing policies or practices with respect to managing exposure to interest rate and other risk, or (c) failing to use commercially reasonable means to avoid any material increase in Signet's aggregate exposure to interest rate risk; (xiv) incurring any indebtedness for borrowed money; and (xv) agreeing or committing to do any of the foregoing.
     Signet also agreed in the Merger Agreement to make such modifications or changes to its loan, litigation and real estate valuation policies and practices prior to the Effective Date, as may be mutually agreed upon between FUNC and Signet. Signet also agreed in the Merger Agreement to cause its regular quarterly dividend record and payment dates for Signet Common Stock to correspond to FUNC's regular quarterly dividend record and payment dates for FUNC Common Stock. The fourth quarter dividend on FUNC Common Stock is expected to be declared on October 21, 1997, with a record date of November 28, 1997, and a payment date of December 15, 1997. The third quarter dividend on FUNC Common Stock in the amount of $.32 per share was paid on September 15, 1997.
     From time to time Signet and its affiliates engage in transactions with FUNC and its affiliates in the ordinary course of business. It is anticipated that such transactions may increase, and various additional transactions may be engaged in, as a result of the execution of the Merger Agreement.
REGULATORY APPROVALS
     REGULATORY MATTERS. Consummation of the Mergers is conditioned on the receipt of all approvals of regulatory authorities required for both the Corporate Merger and the Bank Merger without any conditions, restrictions or requirements which the FUNC Board of Directors reasonably determines would (i) following the Effective Date, have a material adverse effect on FUNC and its subsidiaries taken as a whole, or (ii) reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FUNC would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known at the date the Merger Agreement was executed.
     THE CORPORATE MERGER. The Corporate Merger is subject to prior approval by the Federal Reserve Board under Section 3 of the BHCA and prior notice to the Federal Reserve Board under Section 4 of the BHCA. Section 3 of the BHCA requires
                                       34
the Federal Reserve Board, when considering a transaction such as the Corporate Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.
     The BHCA prohibits the Federal Reserve Board from approving a merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.
     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Corporate Merger to the OCC, and the Virginia Bureau. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from either of these agencies within such 30-day period. Furthermore, applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Corporate Merger.
     Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of FUNC's and Signet's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of FUNC and Signet and the effect of the proposed transaction on those resources.
     THE BANK MERGER. Consummation of the Bank Merger is subject to receipt of the prior approval of the OCC under the Bank Merger Act, 12 U.S.C.
(section mark)1828(c) (the "BMA"), and the prior approval of the Virginia Bureau under Virginia law. The BMA requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience to and the needs of the communities to be served. The BMA also includes a competitive standard that is substantially identical to the standard in the BHCA.
     Under the BMA, the OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. The OCC could also deny an application if the acquiring organization does not meet the requirements of the CRA.
     STATUS OF APPLICATIONS, ETC. Applications have been filed pursuant to the BHCA with the Federal Reserve Board, pursuant to the BMA with the OCC, and pursuant to Virginia law with the Virginia Bureau. The Mergers may not be consummated until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the dates of each of the requisite Federal Reserve Board and OCC approvals, during which period the United States Department of Justice may comment adversely on the Mergers (which has the effect of extending the waiting period to the 30th day following approval) or challenge the Mergers on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     THE MERGERS WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS FOR BOTH THE CORPORATE MERGER AND THE BANK MERGER. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE MERGERS ARE APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.
                                       35

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Signet; (ii) receipt of the regulatory approvals referred to above without any requirements, restrictions or conditions which the FUNC Board of Directors reasonably determines would (a) following the Effective Date, have a material adverse effect on FUNC and its subsidiaries taken as a whole, or (b) reduce the benefits of the transactions contemplated by the Merger Agreement to such a degree that FUNC would not have entered into the Merger Agreement had such requirements, restrictions or conditions been known at the time the Merger Agreement was executed; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC of the opinion of Sullivan & Cromwell and by Signet of the opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Signet and FUNC, each to the other, of certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; and (ii) the receipt by FUNC and Signet of letters from their respective independent certified public accountants, dated as of or shortly prior to the Effective Date, (a) with respect to their respective financial position and results of operations, and (b) that the Corporate Merger, including the transactions contemplated by the Merger Agreement and other agreements between the parties to the Merger Agreement related thereto, qualifies for pooling of interests accounting treatment.
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Signet, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and Signet; or (ii) by either the Board of Directors of FUNC or the Signet Board
(a) if the stockholders of Signet fail to approve the Merger Agreement or any required regulatory approval is denied, (b) in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before July 31, 1998.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time by an agreement in writing among the parties executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of Signet, the Merger Agreement may not be amended if it would violate the VSCA, change the amount or kind of consideration to be received by the stockholders of Signet in the Corporate Merger or change the terms thereof in a way that would adversely affect the stockholders of Signet.
ACCOUNTING TREATMENT
     It is expected that the pooling of interests method of accounting will be used to reflect the Mergers and the pending acquisition of WFBS. The unaudited pro forma financial data contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Mergers. Such data does not reflect consummation of either the pending WFBS acquisition or the pending Covenant acquisition. See "RECENT
DEVELOPMENTS -- FUNC; Other Pending Acquisitions". Under pooling of interests accounting, as of the effective date of an acquisition, the assets and liabilities of the acquired company are added to those of the acquiring company at their recorded book values, and the stockholders' equity accounts of the acquired company and the acquiring company are combined on the acquiring company's consolidated balance sheet. Depending on the relative significance of the acquisition, together with any other pending acquisitions, to the acquiring company, income and other financial statements of the acquiring company for periods ended prior to the effective date of the acquisition may be restated to reflect the consolidated combined financial position and results of operations as if such acquisition had taken place prior to the periods covered by such financial statements. Due to the significance of the Mergers to FUNC, such financial statements are currently expected to be restated as a result of the Mergers but are not expected to be restated as a result of the pending acquisition of WFBS.
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses and the Commission fee for filing the Registration Statement will be shared equally by FUNC and Signet.
                                       36

STOCK OPTION AGREEMENT
     As an inducement and condition to FUNC's willingness to enter into the Merger Agreement, Signet entered into the Stock Option Agreement with FUNC. Pursuant to the Stock Option Agreement, Signet granted the Option to FUNC to purchase up to 19.9 percent of the issued and outstanding shares of Signet Common Stock for a purchase price of $37.4688 per share, subject to adjustment in certain circumstances. The purchase of any shares of Signet Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of any necessary approval under the BHCA.
     Subject to applicable law and regulatory restrictions, FUNC may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that written notice of such exercise as required by the Stock Option Agreement is provided within six months following such Subsequent Triggering Event (or such later period as provided in the Stock Option Agreement).
     As defined in the Stock Option Agreement, "Initial Triggering Event" means any of the following events or transactions occurring on or after the date of signing the Stock Option Agreement:
          (i) Signet or any Significant Subsidiary (as defined in the Stock Option Agreement), without having received FUNC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person or the Signet Board shall have recommended that the stockholders of Signet approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of the Stock Option Agreement, "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving Signet or a Signet Subsidiary (I.E. "Issuer Subsidiary", as defined in the Stock Option Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Signet or a Signet Subsidiary, or (z) a purchase or other acquisition of securities representing ten percent or more of the voting power of Signet or a Signet Subsidiary;
          (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of ten percent or more of the outstanding shares of Signet Common Stock;
          (iii) the stockholders of Signet shall have voted and failed to approve the Merger Agreement at the Special Meeting, or the Special Meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to the Special Meeting (or if the Special Meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;
          (iv) the Signet Board shall have withdrawn or modified in any manner adverse in any respect to FUNC its recommendation that the stockholders of Signet approve the transactions contemplated by the Merger Agreement, or Signet or a Signet Subsidiary shall have authorized, recommended or proposed an agreement to engage in an Acquisition Transaction with any person;
          (v) any person shall have made a proposal to Signet or its stockholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;
          (vi) any person shall have filed with the Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;
          (vii) Signet shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach, FUNC would be entitled to terminate the Merger Agreement; or
          (viii) any person shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction. As defined in the Stock Option Agreement, "Subsequent Triggering Event"
means any of the following events or transactions occurring after the date of signing the Stock Option Agreement:
          (i) the acquisition by any person of beneficial ownership of 20 percent or more of the then outstanding Signet Common Stock; or
          (ii) the occurrence of an Initial Triggering Event described above, except that the percentage referred to in clause (z) of subparagraph (i) thereof shall be 20 percent.
                                       37

     As defined in the Stock Option Agreement, "Exercise Termination Event" means each of the following:
          (i) the Effective Date;
          (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination (a) by FUNC due to a breach of the Merger Agreement by Signet or due to the Signet Board failing to recommend the Merger Agreement to Signet's stockholders, or (b) by FUNC or Signet if Signet's stockholders fail to approve the Merger Agreement (each, a "Listed Termination"); or
          (iii) the passage of 18 months (or such longer period as provided in the Stock Option Agreement) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination.
     Under applicable law, FUNC may be required to obtain the prior approval of the Federal Reserve Board prior to acquiring five percent or more of the issued and outstanding shares of Signet Common Stock. Certain other regulatory approvals may also be required before such an acquisition could be completed.
     At any time after the occurrence of a Repurchase Event (as hereinafter defined) at the request of the holder of the Option, delivered prior to an Exercise Termination Event (or such later period as provided in the Stock Option Agreement), Signet must repurchase the Option from such holder at a price (the "Option Repurchase Price") equal to the amount by which (i) the market/offer price exceeds (ii) $37.4688, multiplied by the number of shares for which the Option may then be exercised.
     A "Repurchase Event" will be deemed to have occurred upon the occurrence of any of the following events or transactions:
          (i) the acquisition by any person of beneficial ownership of 50 percent or more of the then outstanding Signet Common Stock; or
          (ii) the consummation of any Acquisition Transaction described in subparagraph (i) under the definition of Initial Triggering Event, except that the percentage referred to in clause (z) shall be 50 percent.
     FUNC may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in the Stock Option Agreement), relinquish the Option to Signet in exchange for a cash fee equal to $60.0 million.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Mergers will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire Signet.
     To the knowledge of Signet and FUNC, no event giving rise to exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement which is set forth in ANNEX A to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
AMENDMENT TO SIGNET RIGHTS AGREEMENT
     In connection with the execution of the Merger Agreement, Signet amended the Signet Rights Agreement to provide, among other things, that (i) the execution and delivery of the Stock Option Agreement and any acquisition of shares of Signet Common Stock by FUNC (and certain related persons) upon exercise thereof, or as contemplated by the Merger Agreement, will not cause the Signet Rights to become exercisable, and (ii) the Signet Rights may not become exercisable at any time from and after, and the Signet Rights Agreement will terminate on, the Effective Date. See also "DESCRIPTION OF FUNC CAPITAL
STOCK -- FUNC Rights Plan" and "CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS -- Stockholder Protection Rights Plans".
                                       38

NO DISSENTERS' RIGHTS
     Pursuant to the VSCA, holders of Signet Common Stock do not have dissenters' or appraisal rights in connection with the Mergers because Signet has more than 2,000 record stockholders and FUNC Common Stock is listed on the NYSE. See "CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC
STOCKHOLDERS -- Dissenters' Rights".
MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock and Signet Common Stock on the NYSE Tape (trading symbols FTU and SBK, respectively), with respect to each quarterly period since January 1, 1995, and (ii) the equivalent pro forma market values per share of Signet Common Stock. The prices of FUNC Common Stock shown below have been adjusted, where applicable, to reflect the FUNC Stock Split. Signet stockholders are urged to obtain current quotations of the market price of FUNC Common Stock. See "RECENT DEVELOPMENTS -- FUNC; FUNC Common Stock Transactions".

                                                                      FUNC                              SIGNET
                                                                  COMMON STOCK                       COMMON STOCK
                                                            HIGH                LOW             HIGH               LOW
1995
First quarter.........................................   $    22 1/2             20 5/8          36 5/8(2)          17 5/8
Second quarter........................................        24 7/8             21 3/8          23 1/4             20 1/8
Third quarter.........................................        25 5/8             22 5/8              28             21 1/2
Fourth quarter........................................        29 3/8             24 3/4              28                 22
1996
First quarter.........................................        31 3/8             25 3/4          27 1/4             21 3/8
Second quarter........................................        32 1/4             28 3/4              27             23 1/4
Third quarter.........................................        33 7/8             30 1/2              29                 21
Fourth quarter........................................        38 1/2             33 1/2          30 3/4                 25
1997
First quarter.........................................        47 3/4             36 5/8          32 7/8             29 3/8
Second quarter........................................        47 7/8             39 1/8          36 3/4                 28
Third quarter (through October   , 1997)..............   $
                                                             EQUIVALENT PRO FORMA
                                                             PER SHARE OF SIGNET
                                                               COMMON STOCK(1)
                                                           HIGH                LOW
1995
First quarter.........................................      24 3/4              22 5/8
Second quarter........................................      27 1/4              23 1/2
Third quarter.........................................      28 1/8              24 7/8
Fourth quarter........................................      32 1/4              27 1/8
1996
First quarter.........................................      34 1/2              28 1/4
Second quarter........................................      35 3/8              31 5/8
Third quarter.........................................      37 1/4              33 1/2
Fourth quarter........................................      42 1/4              36 3/4
1997
First quarter.........................................      52 1/2              40 1/4
Second quarter........................................      52 5/8                  43
Third quarter (through October   , 1997)..............

(1) Equivalent pro forma market values per share of Signet Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the Exchange Ratio, rounded down to the nearest one-eighth.
(2) In 1995, the first quarter Signet Common Stock high sales price occurred prior to the spin-off of Capital One. See "SIGNET -- History and Business".
     On July 18, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock and Signet Common Stock on the NYSE Tape were $48.6875 (as adjusted to reflect the FUNC Stock Split) and $36.6875, respectively. On
October   , 1997, such prices were $      and $      , respectively.
     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Mergers that the FUNC Common Shares be authorized for listing on the NYSE, effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
                                       39

DIVIDENDS
     The following table sets forth the cash dividends paid on FUNC Common Stock and Signet Common Stock with respect to each calendar quarter since January 1, 1995, and the equivalent pro forma cash dividends paid per share of Signet Common Stock. Dividends paid on shares of FUNC Common Stock shown below have been adjusted, where applicable, to reflect the FUNC Stock Split.

                                                                                                                   EQUIVALENT
                                                                                                                   PRO FORMA
                                                                                                                  PER SHARE OF
                                                                                               FUNC     SIGNET       SIGNET
                                                                                              COMMON    COMMON       COMMON
                                                                                              STOCK     STOCK       STOCK(1)
1995
First quarter..............................................................................   $0.23      0.25         0.250
Second quarter.............................................................................    0.23      0.17         0.250
Third quarter..............................................................................    0.26      0.17         0.285
Fourth quarter.............................................................................    0.26      0.20         0.285
1996
First quarter..............................................................................    0.26      0.20         0.285
Second quarter.............................................................................    0.26      0.20         0.285
Third quarter..............................................................................    0.29      0.20         0.320
Fourth quarter.............................................................................    0.29      0.21         0.320
1997
First quarter..............................................................................    0.29      0.21         0.320
Second quarter.............................................................................    0.29      0.21         0.320
Third quarter..............................................................................   $0.32      0.21         0.350

(1) Equivalent pro forma cash dividends paid per share of Signet Common Stock amounts represent FUNC historical dividend rates per share multiplied by the Exchange Ratio, rounded to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based on the most recently declared quarterly dividend of $.32 per share paid on September 15, 1997, would be $1.28. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Signet Common Stock would be $1.41, rounded up to the nearest cent. Any future FUNC and Signet dividends are dependent on their respective earnings and financial condition, government regulations and policies and other factors.
     See " -- Business Pending Consummation", "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       40

                                     SIGNET
GENERAL
     Financial and other information relating to Signet, including information about Signet's directors and executive officers, is set forth in Signet's 1996 Annual Report on Form 10-K, 1997 First and Second Quarter Reports on Form 10-Q, 1997 Annual Meeting Proxy Statement and 1997 Current Reports on Form 8-K, which are incorporated by reference herein and copies of which may be obtained from Signet as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     Signet is a registered bank holding company under the BHCA, incorporated in Virginia in 1962, and had consolidated assets of $11.9 billion as of June 30, 1997. On the basis of total assets and deposits at June 30, 1997, Signet is the second largest banking organization headquartered in Virginia.
     On February 28, 1995, Signet distributed all of the remaining Capital One common stock it held to Signet stockholders in a tax-free distribution (the "spin-off"). Related assets of $3.6 billion and equity of $383 million were included in the spin-off at that time. The spin-off created two independent financial institutions, each pursuing separate long-term business strategies.
     Signet is engaged in general commercial and consumer banking businesses through its principal bank subsidiary, Signet Bank, which is a member of the Federal Reserve System. Signet Bank (which resulted from mergers of Signet Bank/Virginia and Signet Bank/Maryland in 1995 and Signet Bank N.A. in June
1996) is headquartered in Richmond, Virginia. Signet Bank provides financial services through banking offices located throughout Virginia, Maryland and Washington, D.C., on-line Internet access and a 24-hour full-service telephone Banking Center. Signet Bank owns a commercial bank operating in the Bahamas. International banking operations are conducted through a foreign branch of Signet Bank. Service subsidiaries are engaged in writing insurance in connection with the lending activities of Signet Bank and bank-related subsidiaries and owning real estate for banking premises. Other subsidiaries are engaged in trust operations, various kinds of lending and leasing activities, insurance agency activities, mortgage servicing and broker and dealer activities relating to certain phases of the domestic securities business.
     As of June 30, 1997, Signet and its subsidiaries employed 3,565 full-time and 893 part-time employees.
     See "RECENT DEVELOPMENTS -- Signet".
                                       41

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1996 Annual Report on Form 10-K, 1997 First and Second Quarter Reports on Form 10-Q, 1997 Annual Meeting Proxy Statement and 1997 Current Reports on Form 8-K, which are incorporated by reference herein and copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967, and FUNC is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, FUNB and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB in 1964, became subsidiaries of FUNC.
     In addition to FUNB (which, as a result of corporate reorganizations in June and July 1997, conducts commercial banking operations in Florida, Georgia, South Carolina, North Carolina, Tennessee, Virginia, Maryland, Connecticut and Washington, D.C.), FUNC also owns banks conducting operations in Delaware, New Jersey, Pennsylvania and New York. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, credit cards, leasing, investment banking, insurance and securities' brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 72 banking-related acquisitions and has pending three banking-related acquisitions (including Signet), including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table. See "RECENT DEVELOPMENTS -- FUNC; OTHER PENDING ACQUISITIONS".

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.6 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,
                                                Pennsylvania        35.3 billion    common stock and            January 1996
                                                                                    preferred stock/pooling
Center Financial Corporation.................   Connecticut          4.0 billion    common stock/purchase       November 1996
Signet.......................................   Virginia          $ 11.9 billion    common stock/pooling        pending

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits
                                       42
    acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, FUNC acquired (i) Lieber & Company, a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) Keystone Investments, Inc., a mutual fund advisory company with approximately $11.6 billion in assets under management, in December 1996. The consideration paid by FUNC in each acquisition was FUNC Common Stock. Since such assets are not owned by these mutual fund advisory companies, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "RECENT DEVELOPMENTS -- FUNC".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     As a bank holding company, FUNC is subject to regulation under the BHCA and to its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or a waiver of the requirement for such approval by, the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OCC and the FDIC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, FUNC has one state-chartered bank subsidiary which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1997, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $717 million to FUNC. In the first six months of
1997, FUNC's subsidiaries paid $603 million in cash dividends to FUNC. In addition, the corporate reorganization of FUNC's subsidiary banks in Georgia and Florida into FUNB on June 5, 1997, resulted in a reduction of capital in the amount of $400 million, which was paid to FUNC.
     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of a national bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to
                                       43
prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiary) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS; ETC.
     There are also various legal restrictions on the extent to which each of FUNC and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
     The Federal Deposit Insurance Act, as amended (the "FDIA") imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary banks, for certain potential losses of the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency.
     Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  CAPITAL ADEQUACY
     The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. Under these risked-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital"). At June 30, 1997, FUNC's tier 1 and total capital ratios were 7.55 percent and 12.64 percent, respectively. On an FUNC and Signet combined basis, such ratios at June 30, 1997, would have been 7.90 percent and
12.87 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1997, was 6.23 percent. On an FUNC and Signet combined basis, such ratio at June 30, 1997, would have been 6.43 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
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     Each of FUNC's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.47 percent as of June 30, 1997. The federal banking agencies have not advised any of the subsidiary banks of any specific minimum leverage ratio applicable to it.
  PROMPT CORRECTIVE ACTION
     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be
(i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 1997, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     The FDIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.
  DEPOSITOR PREFERENCE STATUTE
     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994
(the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO
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interstate branching. It was pursuant to authority from IBBEA that FUNB completed its reorganizations in June and July 1997 and plans to effectuate the Bank Merger. In addition, First Union National Bank, which conducts banking operations in New York, New Jersey and Pennsylvania, is to be merged with FUNB in February 1998, pending regulatory approval.
  FDIC INSURANCE ASSESSMENTS; DIFA
     Effective January 1, 1996, the FDIC reduced the insurance premiums it currently charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000 for "well capitalized" banks. The Deposit Insurance Funds Act of 1996, which was enacted on September 30, 1996 ("DIFA"), reduced the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks and insured by SAIF to the same levels assessed for deposits insured by BIF. DIFA also provided for a special one-time assessment imposed on deposits insured by SAIF, including such deposits held by banks, to bring the SAIF up to statutorily required levels. FUNC accrued for the one-time assessment in the third quarter of 1996 in the amount of $86 million after tax in connection with the SAIF recapitalization. Signet amounts were not significant.
     DIFA further provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF, and continues the assessments currently imposed on depository institutions with respect to SAIF-insured deposits, to pay for the cost of Financing Corporation funding.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share
("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of August 31, 1997, there were 560,469,397 shares of FUNC Common Stock, no shares of FUNC Preferred Stock and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series, and with respect to any series, the FUNC Board of Directors, subject to certain limitations, is authorized to fix the number of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board of Directors out of funds legally available therefor, and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Pursuant to an indenture dated as of November 27, 1996, between FUNC and Wilmington Trust Company, as trustee, under which certain of FUNC's outstanding junior subordinated debt securities have been issued, FUNC has covenanted that it generally will not declare or pay any dividends or distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any of FUNC's capital stock, including FUNC Common Stock, FUNC Preferred Stock and FUNC Class A Preferred Stock if, at such time, certain defaults have occurred under such indenture or a related guarantee of FUNC or FUNC shall have exercised its right under such indenture to defer interest payments on the securities issued thereunder.
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on
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all matters requiring stockholder action and in the election of directors.
Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of Signet upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and be subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC
Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of
FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.
FUNC RIGHTS PLAN
     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Corporate Merger, holders of Signet Common Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of Signet Common Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $105.00 (as adjusted to reflect the FUNC Stock Split), subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x)
commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by FUNC that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board of Directors may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common
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Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate, and each FUNC
Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable and are redeemable by FUNC at $.01 per FUNC Right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and the Flip-In Date. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board of Directors. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, 1525 West W. T. Harris Blvd., Charlotte, North Carolina 28288-1153.
OTHER PROVISIONS
     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the FUNC Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board of Directors to fix the size of the FUNC Board of Directors at between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board of Directors, the Chairman of the FUNC Board of Directors or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
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     In addition, any "company" would be required to obtain the approval of the
Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the ability of the FUNC Board of Directors to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a take over attempt.
       CERTAIN DIFFERENCES IN THE RIGHTS OF SIGNET AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the
NCBCA, and Signet is a Virginia corporation subject to the provisions of the VSCA. Stockholders of Signet will, upon consummation of the Corporate Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a Signet stockholder under the VSCA, the Signet Articles and the Signet Bylaws, on the
one hand, and the rights of an FUNC stockholder under the NCBCA, the FUNC Articles and the FUNC Bylaws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the articles of incorporation and bylaws of each corporation.
AUTHORIZED CAPITAL
     SIGNET. Signet has authority to issue 100,000,000 shares of Signet Common Stock, with a par value of $5.00 per share, and 5,000,000 shares of preferred stock, with a par value of $20.00 per share. As of the Record Date, there were shares of Signet Common Stock outstanding. There are no shares of preferred stock outstanding.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     SIGNET. As permitted by the VSCA, the Signet Articles provide that, unless a greater vote is required by law, the Signet Articles or a resolution of the Signet Board, the Signet Articles may be amended if the amendment is adopted by the Signet Board and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon. Amendments to the Signet Articles that reduce the stockholder vote to approve a merger, a statutory share exchange, a sale of all or substantially all of the assets of Signet or the dissolution of Signet must be approved by the vote of more than two-thirds of all votes entitled to be cast by each voting group.
     The Signet Bylaws generally provide that the Signet Board may amend the Signet Bylaws and that Signet stockholders may adopt new bylaws.
     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the FUNC Board of Directors and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board of Directors may condition its submission of the proposed amendment on any basis. An amendment to the FUNC Bylaws generally requires the approval of either the stockholders or the FUNC Board of Directors. The FUNC Board of Directors generally may not amend any bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A
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Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or the FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     SIGNET. The Signet Bylaws provide for a Board of Directors consisting of at least ten and not more than 20 directors. The Signet Board currently consists of 11 members.
     FUNC. The size of the FUNC Board of Directors is determined by the affirmative vote of a majority of the FUNC Board of Directors, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 29. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "THE MERGERS -- Interests of Certain Persons" and "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     SIGNET. The Signet Bylaws provide that any vacancy occurring on the Signet Board may be filled in the manner provided in the VSCA. The VSCA provides that unless the articles of incorporation provide otherwise, vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the board of directors, the stockholders or, if the directors remaining in office constitute less than quorum, a majority vote of the directors remaining in office.
     The Signet Articles and Signet Bylaws do not contain any provisions relating to the removal of directors. The VSCA provides that the stockholders may remove a director with or without cause, unless the articles of incorporation provide that directors may be removed only with cause, and that if a director is elected by a voting group of stockholders, only the members of that voting group may vote to remove him or her. A director may be removed by stockholders only at a meeting called for purposes of removing such director.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     SIGNET. The Signet Articles provide that to the full extent that the VSCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Signet shall not be liable to Signet or its stockholders for monetary damages in an amount greater than one dollar. The Signet Articles provide that to the full extent permitted by the VSCA and any other applicable law, Signet shall indemnify a director or officer of Signet who is, was or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the request of Signet while a director or officer of Signet.
     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     SIGNET. The VSCA provides that transactions between a corporation and a director in which the director has a direct or indirect personal interest is not voidable by the corporation solely because of the director's interest in the transaction if: (i) the material facts of the transaction and the director's interest were disclosed or known to the board of directors (or a committee thereof) and the board (or such committee) authorized, approved or ratified the transaction, (ii) the material facts of the transaction and the director's interest were disclosed to the stockholders entitled to vote and they authorized, approved or ratified the transaction, or (iii) the transaction was fair to the corporation. For purposes of clause (i) above, a conflict of
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interest transaction is authorized, approved or ratified if it receives the affirmative vote of the majority of directors (or committee members), who have no direct or indirect personal interest in the transaction. The presence of, or a vote cast by, a director with a direct or indirect personal interest does not affect the validity of any action taken under clause (i) above if the transaction is otherwise authorized, approved or ratified pursuant to that clause.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     SIGNET. The Signet Bylaws provide that special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the President or the Signet Board.
     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board of Directors, the Chairman of the FUNC Board of Directors or the President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or in the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     SIGNET. The Signet Bylaws establish procedures that must be followed for a stockholder to nominate persons for election to the Signet Board at an annual meeting of stockholders. Such nominations must be made by delivering written notice to the Corporate Secretary of Signet at its principal executive offices not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, prior to the first anniversary of the preceding year's annual meeting; provided however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by Signet. The nomination notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on Signet's books, and of such beneficial owner and the class and number of Signet shares which are owned beneficially and of record by such stockholder and such beneficial owner.
     In the event that the number of directors to be elected to the Signet Board is increased and there is no public announcement by Signet naming all of the nominees for director or specifying the size of the increased Signet Board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at Signet's principal executive offices not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by Signet.
     Except as otherwise provided by law, the Signet Articles or the Signet Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in the Signet Bylaws and, if any proposed nomination or business is not in compliance with the Signet Bylaws, to declare that such defective proposal or nomination shall be disregarded.
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     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     SIGNET. The Signet Bylaws establish procedures that must be followed for a stockholder to submit a proposal for a vote at an annual meeting of stockholders. Such proposals must be made by delivering written notice to the Corporate Secretary of Signet at its principal executive offices not later than the close of the business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by Signet. The stockholder's proposal notice must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on Signet's books, and of such beneficial owner and the class and number of Signet shares which are owned beneficially and of record by such stockholder and such beneficial owner.
     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws, and the defective proposal will not be submitted at the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLANS
     SIGNET. Signet has adopted a stockholders' rights plan which is intended to protect stockholders in the event of unsolicited offers or attempts to acquire Signet, including offers that do not treat all stockholders equally, acquisitions in the open market of shares sufficient to obtain control without offering fair value to all stockholders, and other coercive or unfair takeover tactics that could impair the Signet Board's ability to represent stockholders' interests fully. Pursuant to the stockholders' rights plan, the Signet Board declared a dividend distribution of one right (a "Signet Right") for each outstanding share of Signet Common Stock to stockholders of record at the close of business on June 5, 1989 (the "Rights Record Date") and authorized the issuance of one Signet Right (as adjusted pursuant to the Signet Rights Agreement, as described below)
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for each share of Signet Common Stock issued between the Rights Record Date and the Distribution Date (as described below). Each Signet Right entitles the registered holder to purchase from Signet a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock at a
price of $140 per Unit, subject to adjustment. The description and terms of the Signet Rights are set forth in a Rights Agreement dated as of May 23, 1989 (the "Signet Rights Agreement"), between Signet and Mellon Bank, N.A., as Rights Agent. The Signet Rights contain certain transfer restrictions in accordance with Virginia law.
     The Signet Rights have certain anti-takeover effects. The Signet Rights may cause substantial dilution to a person who attempts to acquire Signet without the approval of the Signet Board unless the offer is conditioned on a substantial number of Signet Rights being acquired. The Signet Rights, however, should not affect offers for all outstanding shares of Signet Common Stock at a fair price and otherwise in the best interests of Signet and its stockholders as determined by the Signet Board, since the Signet Board may, at its option, redeem all, but not fewer than all, of the then outstanding Signet Rights.
     Initially, the Signet Rights are and will be attached to all certificates representing outstanding Signet Common Stock. The Signet Rights will separate from the Signet Common Stock and become exercisable on the Distribution Date, which will occur ten days after a person or group either acquires 20 percent or more of the Signet Common Stock or announces an offer which would result in such person or group owning 20 percent or more of the Signet Common Stock (even if no purchases actually occur) unless extended by the Signet Board before such person or group becomes an acquiring person.
     If Signet is acquired in a merger or other business combination transaction, each Signet Right will entitle its holder to purchase, at the
Signet Right's then current exercise price, a number of the acquiror's shares having a market price at that time of twice the Signet Right's exercise price.
     If any person or group acquires 20 percent or more of the Signet Common Stock and thereupon engages in certain specified "self-dealing" transactions or acquires ownership of 25 percent or more of the Signet Common Stock (other than through a cash tender offer for all shares in which such person or group acquires 90 percent or more of the outstanding shares), the "flip-in" provision of the Signet Rights will be triggered. Under this provision, the Signet Rights will entitle a holder (except that person or group involved in a self-dealing transaction) to buy a number of additional shares of Signet Common Stock having a market value at that time of twice the exercise price of each share.
     Following the acquisition by any person or group of 20 percent or more of the Signet Common Stock, but prior to the acquisition by a person or group of 50 percent of the Signet Common Stock, the Signet Board will also have the ability to exchange the Signet Rights (except those Signet Rights held by such person or group following a "self-dealing" transaction), in whole or in part, for either one share of Signet Common Stock or one Unit of Series A Junior Participating Preferred Stock.
     Prior to the acquisition by a person or group of beneficial ownership of 20 percent or more of the Signet Common Stock, the Signet Rights are redeemable, at the option of the Signet Board, for $0.01 per Right.
     In connection with the execution of the Merger Agreement, the Signet Rights Agreement was amended in certain respects and will terminate at the Effective Date and the Signet Rights will no longer be of any effect. See "THE MERGERS -- Amendment to Signet Rights Agreement".
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     SIGNET. The Signet Articles and Signet Bylaws do not contain any provisions which govern stockholder inspection rights or stockholder lists. Under the VSCA, a stockholder of a Virginia corporation is entitled to inspect and copy certain books and records of the corporation, including a list of stockholders, if (i) the stockholder has been a stockholder of record for at least six months immediately preceding his or her written demand or is the holder of at least five percent of the corporation's outstanding shares, (ii) the stockholder's demand is made in good faith and for a proper purpose, (iii) the stockholder describes with reasonable particularity the purpose of the request and the records desired to be inspected, and (iv) the records are directly connected with the stated purpose, and the stockholder gives the corporation written notice of his or her demand at least five business days before the date he or she wishes to inspect or copy. The VSCA also provides that a corporation shall make available for inspection by any stockholder during usual business hours, at least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, provided that such stockholder meets the requirements of the preceding sentence if the corporation has securities registered under the Exchange Act.
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     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he or she represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his or her agent or attorney upon written demand at his or her own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his or her agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     SIGNET. The VSCA generally requires the approval of a majority of a corporation's board of directors, and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote, on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Transactions (as hereinafter defined) and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds, as discussed below.
     The VSCA contains provisions governing "Affiliated Transactions". These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than ten percent of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to the approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.
     For three years following the time that an Interested Shareholder becomes an owner of ten percent of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors". A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who was (i) a member on the date on which an Interested Shareholder became an Interested Shareholder, and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.
     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's
Disinterested Directors or that the transaction satisfy the fair-price requirements of the VSCA. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the stockholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.
     None of the foregoing limitations and special voting requirements applies to a transaction, such as the Corporate Merger, with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.
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     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Signet has not "opted out" of (I.E., elected not to be governed by) the Affiliated Transactions provisions.
     Virginia law also provides that shares acquired in a transaction ("control shares") that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20 percent, 33 1/3 percent or 50 percent) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of stockholders to consider the matter within 50 days of the request. This Virginia law provides that, in the event control shares are accorded voting rights and, as a result, the holder of the control shares has a majority of all voting power for the election of directors, the stockholders, other than such holder, may cause the corporation to redeem their shares at "fair value" (as defined in the VSCA).
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board of Directors, which would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary, of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     SIGNET. For a description of certain provisions of the VSCA which may be deemed to have an anti-takeover effect and are applicable to Signet as a
Virginia corporation, see " -- Required Stockholder Vote for Certain Actions; SIGNET".
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
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DISSENTERS' RIGHTS
     SIGNET. Article 15 of the VSCA provides stockholders of a Virginia corporation the right to dissent from and obtain payment of the fair value of their shares in the event of mergers, consolidations and certain other corporate transactions. However, Article 15 of the VSCA, also provides that stockholders of a Virginia corporation with shares listed on a national securities exchange or with at least 2,000 record stockholders are not entitled to dissenters'
rights unless certain requirements are met. Because Signet has more than 2,000 record stockholders and FUNC Common Stock is listed on the NYSE, holders of Signet Common Stock do not have dissenters' or appraisal rights in connection with the Mergers.
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors entitle stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     SIGNET. The VSCA generally provides that a corporation may make distributions to its stockholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to Signet as a Virginia corporation.
     In addition to the limitations set forth in the VSCA, there are various regulatory requirements that are applicable to distributions by bank holding companies such as Signet.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     SIGNET. The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to stockholders and that to be authorized, dissolution must be recommended by the board to the stockholders and approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in the Signet Articles which would modify the statutory requirements for dissolution under the VSCA.
     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board of Directors proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board of Directors may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of Signet Common Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of Signet or FUNC. Signet has agreed to use its reasonable best efforts to cause each holder of Signet Common Stock who is deemed by Signet to be an affiliate to enter into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Corporate Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of Signet.
     In addition to the foregoing, "affiliates" of Signet and FUNC have agreed not to sell or otherwise dispose of any FUNC Common Stock or Signet Common Stock beneficially owned by them during a period commencing 30 days prior to the
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Effective Date and ending upon publication by FUNC of combined financial statements covering at least 30 days of the combined entities' operations after the Corporate Merger.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President,
Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The consolidated financial statements of Signet incorporated by reference in Signet's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, included in FUNC's 1996 Annual Report to Stockholders which is incorporated by reference in FUNC's 1996 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
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                                                                         ANNEX A
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 18th day of July, 1997 (this "Plan"), by and among SIGNET BANKING CORPORATION ("Signet"), SIGNET BANK (the "Bank"), FIRST UNION CORPORATION ("First Union"), and FIRST UNION NATIONAL BANK ("FUNB").
                                    RECITALS
     A. SIGNET. Signet is a Virginia corporation, having its principal place of business in Richmond, Virginia.
     B. FIRST UNION. First Union is a North Carolina corporation, having its principal place of business in Charlotte, North Carolina.
     C. THE BANK. The Bank is a Virginia commercial bank, having its principal place of business in Richmond, Virginia. As of March 31, 1997, the Bank had capital of $925,905,000 divided into common stock of $301,132,000, surplus of $211,369,000, and undivided profits, including capital reserves, of
$419,673,000, and net unrealized holding gains (losses) on available for sale securities of ($6,269,000).
     D. FUNB. FUNB is a national banking association having its principal place of business in Charlotte, North Carolina. As of March 31, 1997, FUNB had capital of $2,304,325,000, divided into common stock of $82,795,000, surplus of $763,989,000, undivided profits, including capital reserves, of $1,468,980,000, and net unrealized holding gains (losses) on available for sale securities of ($11,439,000).
     E. STOCK OPTION AGREEMENT. As an inducement to the willingness of First Union to continue to pursue the transactions contemplated by this Plan, Signet expects (but is not obligated) to grant to First Union an option pursuant to a stock option agreement, in substantially the form of Exhibit A (the "Stock
Option Agreement").
     F. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Plan that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a
"reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "Code").
     G. BOARD ACTION. The respective Boards of Directors of each of First Union, FUNB, Signet and the Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
                                   ARTICLE I
                              CERTAIN DEFINITIONS
     1.01. CERTAIN DEFINITIONS. The following terms are used in this Plan with the meanings set forth below:
          "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Signet or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Signet or any of its Subsidiaries, other than the transactions contemplated by this Plan.
          "Asset Classification" has the meaning set forth in Section 5.03(w). "Bank" has the meaning set forth in the preamble to this Plan.
          "Bank Merger" has the meaning set forth in Section 2.02.
          "Code" has the meaning set forth in Recital F.
          "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).
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          "Consultants" has the meaning set forth in Section 5.03(m)(i).
          "Continuing Bank" has the meaning set forth in Section 2.02(a). "Corporate Merger" has the meaning set forth in Section 2.01. "Corporation Commission" has the meaning set forth in Section 2.01(b). "Costs" has the meaning set forth in Section 6.12(a).
          "Covered Transactions" has the meaning set forth in Section 5.03(o). "Directors" has the meaning set forth in Section 5.03(m)(i). "Disclosure Schedule" has the meaning set forth in Section 5.01.
          "DRP" has the meaning set forth in Section 4.01(b).
          "Effective Date" has the meaning set forth in Section 2.03.
          "Effective Time" has the meaning set forth in Section 2.03.
          "Employees" has the meaning set forth in Section 5.03(m)(i). "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
          "ERISA Affiliate" has the meaning set forth in Section 5.03(m).
          "ERISA Affiliate Plan" has the meaning set forth in Section 5.03(m). "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          "Exchange Agent" has the meaning set forth in Section 3.04.
          "Exchange Ratio" has the meaning set forth in Section 3.01.
          "FDIC" means the Federal Deposit Insurance Corporation.
          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.
          "First Union" has the meaning set forth in the preamble to this Plan. "First Union Board" means the Board of Directors of First Union.
          "First Union Class A Preferred Stock" means the Class A preferred stock, no par value per share, of First Union.
          "First Union Common Stock" means the common stock, par value $3.33 1/3 per share, of First Union.
          "First Union Preferred Stock" means the preferred stock, no par value per share, of First Union.
          "First Union Rights" has the meaning set forth in Section 3.01(b). "First Union Rights Agreement" means the Shareholder Protection Rights
     Agreement, dated as of December 18, 1990 (as amended), between First Union and FUNB.
          "First Union Stock" means, collectively, First Union Common Stock, First Union Class A Preferred Stock and First Union Preferred Stock.
          "FUNB" has the meaning set forth in the preamble to this Plan. "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
          "Indemnified Party" has the meaning set forth in Section 6.12(a). "Insurance Amount" has the meaning set forth in Section 6.12(b).
                                      A-2

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          "Insurance Policy" has the meaning set forth in Section 5.03(t).
          "IRS" means the Internal Revenue Service.
          "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
          "Material Adverse Effect" means, with respect to First Union or Signet, any effect that (i) is material and adverse to the financial position, results of operations or business of First Union and its Subsidiaries taken as a whole or Signet and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either First Union or Signet to perform its obligations under this Plan or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Plan; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with generally accepted accounting principles.
          "Mergers" has the meaning set forth in Section 2.02.
          "Merger Consideration" has the meaning set forth in Section 2.01. "Multiemployer Plans" has the meaning set forth in Section 5.03(m). "NCBCA" means the North Carolina Business Corporation Act.
          "New Certificate" has the meaning set forth in Section 3.04.
          "North Carolina Secretary" has the meaning set forth in Section
     2.01(b).
          "NYSE" means the New York Stock Exchange, Inc.
          "Old Certificates" has the meaning set forth in Section 3.04.
          "PBGC" means the Pension Benefit Guaranty Corporation.
          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
          "Pension Plan" has the meaning set forth in Section 5.03(m).
          "Plan" has the meaning set forth in the preamble to this Plan, as amended or modified from time to time in accordance with Section 9.02.
          "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.
          "Proxy Statement" has the meaning set forth in Section 6.03. "Registration Statement" has the meaning set forth in Section 6.03. "Regulatory Authority" has the meaning set forth in Section 5.03(i). "Replacement Option" has the meaning set forth in Section 3.06. "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
          "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
          "SEC" means the Securities and Exchange Commission.
          "SEC Documents" has the meaning set forth in Section 5.03(g). "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          "Signet" has the meaning set forth in the preamble to this Plan.
                                      A-3

          "Signet Affiliate" has the meaning set forth in Section 6.07(a). "Signet Board" means the Board of Directors of Signet.
          "Signet By-Laws" means the By-laws of Signet.
          "Signet Certificate" means the Articles of Incorporation of Signet. "Signet Common Stock" means the common stock, par value $5.00 per share, of Signet.
          "Signet Meeting" has the meaning set forth in Section 6.02.
          "Signet Preferred Stock" means the preferred stock, par value $20.00 per share, of Signet.
          "Signet Rights" means the preferred share purchase rights issued under the Signet Rights Agreement.
          "Signet Rights Agreement" means the Rights Agreement, dated as of May 23, 1989, between Signet and Mellon Bank, N.A.
          "Signet Stock" means, collectively, Signet Common Stock and Signet Preferred Stock.
          "Signet Stock Options" has the meaning set forth in Section 3.06. "Signet Stock Plans" means all employee and director stock options to purchase shares of Signet Common Stock.
          "Stock Option Agreement" has the meaning set forth in Recital E. "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.
          "Surviving Corporation" has the meaning set forth in Section 2.01. "Takeover Laws" has the meaning set forth in Section 5.03 (o).
          "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
          "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
          "Treasury Stock" shall mean shares of Signet Stock held by Signet or any of its Subsidiaries or by First Union or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.
          "VSCA" means the Virginia Stock Corporation Act.
                                   ARTICLE II
                                  THE MERGERS
     2.01. THE CORPORATE MERGER.
          (A) THE CORPORATE MERGER. At the Effective Time, Signet shall merge with and into First Union (the "Corporate Merger"), the separate corporate existence of Signet shall cease and First Union shall survive and continue to exist as a North Carolina corporation (First Union, as the surviving corporation in the Corporate Merger, sometimes being referred to herein as the "Surviving Corporation"). First Union may at any time prior to the Effective Time change the method of effecting the combination with Signet (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Signet Common Stock as provided for in this Plan
                                      A-4

     (the "Merger Consideration"), (ii) adversely affect the tax treatment of Signet's stockholders as a result of receiving the Merger Consideration or
     (iii) materially impede or delay consummation of the transactions contemplated by this Plan.
          (B) EFFECTIVENESS OF THE CORPORATE MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Corporate Merger shall become effective upon the occurrence of the filing in the office of the Virginia State Corporation Commission (the "Corporation Commission") of articles of merger in accordance with Section 13.1-720 of the VSCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "North Carolina Secretary") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles and the issuance of certificates of merger by the Corporation Commission and the North Carolina Secretary under the VSCA and the NCBCA, respectively. The Corporate Merger shall have the effects prescribed in the NCBCA and the VSCA.
          (C) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of First Union immediately after the Corporate Merger shall be those of First Union as in effect immediately prior to the Effective Time.
          (D) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of First Union immediately after the Corporate Merger shall be the directors and officers of First Union (except as provided in Section 6.16) immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.
     2.02. THE BANK MERGER. No sooner than the day following the Corporate Merger on the Effective Date or as soon thereafter as First Union may deem appropriate:
          (A) THE CONTINUING BANK. The Bank shall be merged with and into FUNB (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the Bank shall cease and FUNB (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union National Bank"; and the Continuing Bank shall continue to conduct the business of a national banking association at FUNB's main office in Charlotte, North Carolina and at the legally established branches of the Bank and FUNB.
          (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
          (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of the Bank and FUNB shall be preserved unimpaired.
          (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The charter and bylaws of the Continuing Bank shall be those of FUNB, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (E) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $82,794,510 and shall consist of not less than 5,519,634 issued and outstanding shares of common stock, each of $15.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB, each of $15.00 par value, and the holders thereof shall retain their rights therein.
          (F) OUTSTANDING STOCK OF THE BANK. Promptly after the Bank Merger becomes effective, the Surviving Corporation shall deliver all of the issued and outstanding shares of the capital stock of the Bank to the Continuing Bank for cancellation.
     2.03. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Corporate Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Plan (or, at the election of First Union, on the last business day of the month in which such day occurs or, if
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such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Corporate Merger shall become effective is referred to as the "Effective Time."
                                  ARTICLE III
                       CONSIDERATION; EXCHANGE PROCEDURES
     3.01. MERGER CONSIDERATION. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of any Person:
          (A) OUTSTANDING SIGNET COMMON STOCK AND SIGNET RIGHTS. Each share, excluding Treasury Stock, of Signet Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into 1.10 (the "Exchange Ratio") shares of First Union Common Stock (together with the attached First Union Rights), as adjusted for the two-for-one First Union Common Stock split payable on July 31, 1997. The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.
          (B) OUTSTANDING FIRST UNION COMMON STOCK. Each share of First Union Common Stock (together with the rights ("First Union Rights") issued pursuant to the First Union Rights Agreement attached thereto), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Corporate Merger.
          (C) TREASURY SHARES. Each share of Signet Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     3.02. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Signet Common Stock shall cease to be, and shall have no rights as, stockholders of Signet, other than to receive any dividend or other distribution with respect to such Signet Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Signet or the Surviving Corporation of shares of Signet Common Stock.
     3.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of Signet Common Stock who would otherwise be entitled to a fractional share of First Union Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of First Union Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.
     3.04. EXCHANGE PROCEDURES.
          (A) As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former holder of record of shares of Signet Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing shares of Signet Common Stock and the associated Signet Rights (the "Old Certificates") for the consideration set forth in this Article
     III. First Union shall cause the certificates representing the shares of First Union Common Stock (the "New Certificates") and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to First Union National Bank, as exchange agent (the "Exchange Agent"), of Old Certificates representing such shares of Signet Common Stock (or indemnity reasonably satisfactory to First Union and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.
          (B) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Signet Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (C) At the election of First Union, no dividends or other distributions with respect to First Union Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Signet Common Stock converted in the Corporate Merger into the right to receive shares of such
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     First Union Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Union Common Stock such holder had the right to receive upon surrender of the Old Certificate.
     3.05. ANTI-DILUTION PROVISIONS. In the event First Union changes (or establishes a record date for changing) the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted; provided, however, the Exchange Ratio shall not be adjusted to reflect the two-for-one First Union Common Stock split payable on July 31, 1997.
     3.06. OPTIONS. At the Effective Time, each outstanding option to purchase shares of Signet Common Stock under the Signet Stock Plans (each, a "Signet Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Signet Stock Option, the number of shares of First Union Common Stock equal to (a) the number of shares of Signet Common Stock subject to the Signet Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Signet Common Stock which were purchasable pursuant to such Signet Stock Option divided by (z) the number of full shares of First Union Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Signet Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Signet shall take all action, if any, necessary with respect to the Signet Stock Plans to permit the replacement of the outstanding Signet Stock Options by First Union pursuant to this Section. At the Effective Time, First Union shall assume the Signet Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that First Union shall have no obligation with respect to any awards under the Signet Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Signet Stock Plans.
                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION
     4.01. FOREBEARANCES OF SIGNET. From the date hereof until the Effective Time, except as expressly contemplated by this Plan or as Previously Disclosed, without the prior written consent of First Union, Signet will not, and will cause each of its Subsidiaries not to:
          (A) ORDINARY COURSE. Conduct the business of Signet and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Signet's ability to perform any of its material obligations under this Plan.
          (B) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding (including pursuant to Signet's Dividend Reinvestment Plan (the "DRP") and any Compensation and Benefit Plan qualified under
     Section 401(k) of the Code to the extent such Compensation and Benefit Plan offers Signet Common Stock as an investment option), or authorize the creation of, any additional shares of Signet Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Signet Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
          (C) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend (other than (A) subject to Section 6.17, quarterly cash dividends on Signet Common Stock in an amount not to exceed $0.21 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to Signet or another wholly owned Subsidiary of Signet) on or in respect of, or declare or make any distribution on, any shares of Signet Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
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          (D) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Signet or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for employment arrangement for, or grants of awards to newly hired employees consistent with past practice.
          (E) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Signet or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (F) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.
          (G) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.
          (H) GOVERNING DOCUMENTS. Amend the Signet Certificate, Signet By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Signet's Subsidiaries.
          (I) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (J) CONTRACTS. Amend, or take any action adverse to First Union with respect to, the Signet Rights Agreement or, except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.
          (K) CLAIMS. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Signet and its Subsidiaries, taken as a whole.
          (L) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Corporate Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Corporate Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.
          (M) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
          (N) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.
          (O) COMMITMENTS. Agree or commit to do any of the foregoing.
     4.02. FOREBEARANCES OF FIRST UNION. From the date hereof until the Effective Time, except as expressly contemplated by this Plan, without the prior written consent of Signet, First Union will not, and will cause each of its Subsidiaries not to:
          (A) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to the two-for-one First Union Common Stock split payable on July 31, 1997 and
                                      A-8
     increases in the quarterly dividend rate payable on First Union Common Stock in the ordinary course of business consistent with past practices.
          (B) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Corporate Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Corporate Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of First Union to exercise its rights under the Stock Option Agreement.
                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
     5.01. DISCLOSURE SCHEDULES. On or prior to the date hereof, First Union has delivered to Signet a schedule and Signet has delivered to First Union a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or
(ii) as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     5.02. STANDARD. No representation or warranty of Signet or First Union contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     5.03. REPRESENTATIONS AND WARRANTIES OF SIGNET. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Signet hereby represents and warrants to First Union:
          (A) ORGANIZATION, STANDING AND AUTHORITY. Signet is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Signet is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (B) SIGNET STOCK. As of the date hereof, the authorized capital stock of Signet consists solely of (i) 100,000,000 shares of Signet Common Stock, of which no more than 60,382,648 shares were outstanding as of June 30, 1997, and (ii) 5,000,000 shares of Signet Preferred Stock, of which no shares are outstanding. As of the date hereof, no shares of Signet Common Stock and no shares of Signet Preferred Stock were held in treasury by Signet or otherwise owned by Signet or its Subsidiaries. The outstanding shares of Signet Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Signet Stock authorized and reserved for issuance, Signet does not have any Rights issued or outstanding with respect to Signet Stock, and Signet does not have any commitment to authorize, issue or sell any Signet Stock or Rights, except pursuant to this Plan and the Stock Option Agreement. The number of shares of Signet Common Stock which are issuable and reserved for issuance upon exercise of Signet Stock Options as of the date hereof are Previously Disclosed.
          (C) SUBSIDIARIES.
             (i) (A) Signet has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization and principal business of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or
                                      A-9
        indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Signet or its Subsidiaries are fully paid and nonassessable and are owned by Signet or its Subsidiaries free and clear of any Liens.
             (ii) Signet does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
             (iii) Each of Signet's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Signet's Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC.
          (D) CORPORATE POWER. Signet and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Signet and the Bank has the corporate power and authority to execute, deliver and perform its obligations under this Plan and as to Signet, the Stock Option Agreement, and to consummate the transactions contemplated hereby and thereby.
          (E) CORPORATE AUTHORITY. Subject in the case of this Plan to receipt of the requisite approval of the agreement of merger set forth in this Plan by the holders of more than two-thirds of the outstanding shares of Signet Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Signet and the Bank. This Plan is a valid and legally binding obligation of each of Signet and the Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Signet Board has received the written opinion of J.P. Morgan & Co., Inc. to the effect that as of the date hereof the consideration to be received by the holders of Signet Common Stock in the Corporate Merger is fair to the holders of Signet Common Stock from a financial point of view.
          (F) REGULATORY APPROVALS; NO DEFAULTS.
             (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Signet or any of its Subsidiaries in connection with the execution, delivery or performance by Signet of this Plan or the Stock Option Agreement or to consummate the Mergers except for (A) filings of applications or notices with federal and Virginia banking authorities, (B) filings with the SEC and state securities authorities and the approval of this Plan by the stockholders of Signet, and (C) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the North Carolina Secretary pursuant to the NCBCA and the issuance of related certificates of merger. As of the date hereof, Signet is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
             (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Signet or of any of its Subsidiaries or to which Signet or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Signet Certificate or the Signet By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
                                      A-10

          (G) FINANCIAL REPORTS AND SEC DOCUMENTS.
             (i) Signet's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and
        (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Signet SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Signet and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Signet SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Signet and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
             (ii) Since December 31, 1996, Signet and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.
             (iii) Since December 31, 1996, (A) Signet and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (B) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Signet.
          (H) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Signet or any of its Subsidiaries and, to Signet's knowledge, no such litigation, claim or other proceeding has been threatened.
          (I) REGULATORY MATTERS.
             (i) Neither Signet nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Virginia Bureau of Financial Institutions) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").
             (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (J) COMPLIANCE WITH LAWS. Signet and each of its Subsidiaries:
             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Signet's knowledge, no suspension or cancellation of any of them is threatened; and
                                      A-11

             (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Signet or any of its Subsidiaries is not in compliance with any statutes, regulations, or ordinances or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Signet's knowledge, do any grounds for any of the foregoing exist).
          (K) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the "ordinary course" exception set forth therein) or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither it nor any of its Subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it or any Subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, it or any Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
          (L) NO BROKERS. No action has been taken by Signet that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Plan, excluding a Previously Disclosed fee to be paid to J.P. Morgan & Co., Inc.
          (M) EMPLOYEE BENEFIT PLANS.
             (i) Section 5.03(m) (i) of Signet's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to by Signet or any of its Subsidiaries in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Signet or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither Signet nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
             (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and Signet is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Signet, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Signet nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Signet or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.
             (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Signet or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with Signet under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of Signet, any of its Subsidiaries or any
                                      A-12

        ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Plan. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Signet's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Signet, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Plan, the actuarially determined present value of all "benefit liabilities", within the meaning of
        Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.
             (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Signet or any of its Subsidiaries is a party have been timely made or have been reflected on Signet's financial statements to the extent required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Signet, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
             (v) Neither Signet nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Signet or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
             (vi) Signet and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.
             (vii) With respect to each Compensation and Benefit Plan, if applicable, Signet has provided or made available to First Union, true and complete copies of its existing (A) Compensation and Benefit Plan documents and amendments thereto and (B) trust instruments and insurance contracts.
             (viii) The consummation of the transactions contemplated by this Plan would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
             (ix) Neither Signet nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
             (x) As a result, directly or indirectly, of the transactions contemplated by this Plan (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of First Union, Signet or the Surviving Corporation, or any of
        their respective Subsidiaries will be obligated to make a payment
                                      A-13
        that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (N) LABOR MATTERS. Neither Signet nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Signet or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Signet or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Signet's knowledge, threatened, nor is Signet aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
          (O) TAKEOVER LAWS; DISSENTERS RIGHTS. Signet has taken all action required to be taken by it in order to exempt this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the Commonwealth of Virginia, and including, without limitation, Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of Signet's disinterested directors approved such transactions for such purposes prior to any "determination date"with respect to First Union) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. The provisions of
     Article VIII of the Signet Certificate do not apply to the Covered Transactions as they have been approved by a majority of the Disinterested Directors (as defined in Article VIII). Holders of Signet Common Stock do not have dissenters' or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.
          (P) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of Signet or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Signet nor any of its Subsidiaries has received any notice from any person or entity that Signet or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
          (Q) TAX MATTERS.
             (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Signet and its Subsidiaries have been duly filed and the information therein reported is substantially correct, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the federal income Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Signet or its Subsidiaries. Signet has made available to First Union true and correct copies of the United States federal income Tax Returns filed by Signet and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither Signet nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by Signet's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Signet's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Signet nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
                                      A-14

             (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Plan.
          (R) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Signet's own account, or for the account of one or more of Signet's Subsidiaries or their customers (all of which are listed on Signet's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Signet or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Signet nor its Subsidiaries, nor to Signet's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
          (S) BOOKS AND RECORDS. The books and records of Signet and its Subsidiaries have been fully, properly and accurately maintained, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Signet and its Subsidiaries.
          (T) INSURANCE. Signet's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Signet or its Subsidiaries ("Insurance Policies"). Signet and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Signet reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Signet and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (U) ACCOUNTING TREATMENT. As of the date hereof, Signet is aware of no reason why the Corporate Merger will fail to qualify for "pooling of interests" accounting treatment.
          (V) RIGHTS AGREEMENT. Signet has duly adopted an amendment to the Signet Rights Agreement in the form of Exhibit B, as a result of which neither First Union nor any affiliate or associate will become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Signet Rights Agreement) will occur, and the rights issued under the Rights Agreement will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Plan or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby and the Signet Rights will expire upon the Effective Time.
          (W) ASSET CLASSIFICATION. Signet has Previously Disclosed a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of it and its Subsidiaries that have been classified by it as of June 30, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of June 30, 1997 by any Regulatory Authority as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or a Subsidiary prior to June 30, 1997.
          (X) DISCLOSURE. The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04. REPRESENTATIONS AND WARRANTIES OF FIRST UNION. Subject to Sections
5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, First Union hereby represents and warrants to Signet as follows:
          (A) ORGANIZATION, STANDING AND AUTHORITY. First Union is duly organized, validly existing and in good standing under the laws of the State of North Carolina. First Union is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. First Union has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
                                      A-15

          (B) FIRST UNION STOCK.
             (i) As of the date hereof, the authorized capital stock of First Union consists solely of 750,000,000 shares of First Union Common Stock, of which no more than 285,000,000 shares are outstanding as of the date hereof (without giving effect to the two-for-one First Union Common Stock split payable on July 31, 1997 to holders of record of First Union Common Stock on July 1, 1997), 40,000,000 shares of First Union Class A Preferred Stock, of which no shares were outstanding as of the date hereof, and 10,000,000 shares of First Union Preferred Stock, of which no shares were outstanding as of the date hereof.
             (ii) The shares of First Union Common Stock to be issued in exchange for shares of Signet Common Stock in the Corporate Merger, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and nonassessable.
          (C) SUBSIDIARIES. Each of First Union's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.
          (D) CORPORATE POWER. First Union and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of First Union and FUNB has the corporate power and authority to execute, deliver and perform its obligations under this Plan and to consummate the transactions contemplated hereby.
          (E) CORPORATE AUTHORITY. This Plan and the transactions contemplated hereby have been authorized by all necessary corporate action of each of First Union and FUNB. This Plan is a valid and legally binding agreement of each of First Union and FUNB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).
          (F) REGULATORY APPROVALS; NO DEFAULTS.
             (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by First Union or any of its Subsidiaries in connection with the execution, delivery or performance by First Union of this Plan or to consummate the Mergers except for (A) the filing of applications and notices, as applicable, with federal and state banking authorities, receipt of approval thereof and expiration of related waiting periods;
        (B) approval of the listing on the NYSE of First Union Common Stock to be issued in the Corporate Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the North Carolina Secretary pursuant to the NCBCA and the issuance of related certificates of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of First Union Stock in the Corporate Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, First Union is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
             (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Union or of any of its Subsidiaries or to which First Union or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of First Union or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
                                      A-16

          (G) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT.
             (i) First Union's SEC Documents, as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of First Union and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of First Union and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
             (ii) Since December 31, 1996, no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
        5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.
          (H) LITIGATION; REGULATORY ACTION.
             (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against First Union or any of its Subsidiaries and, to the best of First Union's knowledge, no such litigation, claim or other proceeding has been threatened.
             (ii) Neither First Union nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has First Union or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (I) COMPLIANCE WITH LAWS. First Union and each of its Subsidiaries:
             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and
             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.
          (J) NO BROKERS. No action has been taken by First Union that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Plan, excluding a fee to be paid to Credit Suisse First Boston Corporation.
          (K) TAX MATTERS. (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to First Union and its Subsidiaries have been duly filed and the information therein reported is substantially correct, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the federal income Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given
                                      A-17
     by or requested with respect to any Taxes of First Union or its Subsidiaries. Neither First Union nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by First Union's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in First Union's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither First Union nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Corporate Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
          (L) ACCOUNTING TREATMENT. As of the date hereof, First Union is aware of no reason why the Corporate Merger will fail to qualify for "pooling of interests" accounting treatment.
          (M) DISCLOSURE. The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
                                   ARTICLE VI
                                   COVENANTS
     6.01. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Plan, each of Signet and First Union agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     6.02. STOCKHOLDER APPROVAL. Signet agrees to take, in accordance with applicable law, NYSE rules and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Plan and any other matters required to be approved by Signet's stockholders for consummation of the Mergers (including any adjournment or postponement, the "Signet Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Signet Board shall recommend such approval, and Signet shall take all reasonable, lawful action to solicit such approval by its stockholders.
     6.03. REGISTRATION STATEMENT.
          (A) First Union agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by First Union with the SEC in connection with the issuance of First Union Common Stock in the Corporate Merger (including the proxy statement and prospectus and other proxy solicitation materials of First Union and Signet constituting a part thereof (the "Proxy Statement") and all related documents). Signet agrees to cooperate, and to cause its Subsidiaries to cooperate, with First Union, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Signet and its Subsidiaries have cooperated as required above, First Union agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Signet and First Union agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. First Union also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan. Signet agrees to furnish to First Union all information concerning Signet, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.
          (B) Each of Signet and First Union agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Signet Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to
                                      A-18
     make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Signet and First Union further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.
          (C) First Union agrees to advise Signet, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04. PRESS RELEASES. Each of Signet and First Union agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.
     6.05. ACCESS; INFORMATION.
          (A) Each of Signet and First Union agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.
          (B) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) unless such information (i) was already known to such party,
     (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.
          (C) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to either party's obligation to consummate the transactions contemplated by this Plan.
     6.06. ACQUISITION PROPOSALS. Signet agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Plan with any parties other than First Union with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Signet shall promptly (within 24 hours) advise First Union following the receipt by Signet of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise First Union of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.
     6.07. AFFILIATE AGREEMENTS.
          (A) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) Signet shall deliver to First Union a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Signet
                                      A-19

     Meeting, deemed to be an "affiliate" of Signet (each, a "Signet Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.
          (B) Each of Signet and First Union shall use its reasonable best efforts to cause each person who may be deemed to be a Signet Affiliate or an "affiliate" of First Union (as that term is used in the preceding section), as the case may be, to execute and deliver to First Union and Signet, respectively, on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C or Exhibit D, respectively. Such Signet Affiliates will not receive New Certificates until such agreement is delivered to First Union.
     6.08. TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     6.09. CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES.
          (A) Signet and First Union shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Signet shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Signet and First Union shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.09.
          (B) Each of Signet and First Union agrees to cooperate with the other in effecting, prior to the Effective Time, repurchases of shares of First Union Common Stock and/or Signet Common Stock; provided, however, that no such redemption or repurchase shall be effected by either party (1) if KPMG Peat Marwick LLP or Ernst & Young LLP concludes that, as a result thereof, such firm may be unable to deliver the respective letters referred to in Sections 7.02(e) and 7.03(e), (2) if Sullivan & Cromwell, counsel to First Union, or Wachtell, Lipton, Rosen & Katz, special tax counsel to Signet, concludes that, as a result thereof, such firms may be unable to deliver the respective opinions referred to in Sections 7.02(c) and 7.03(c), or (3) except in accordance with the Exchange Act and other applicable law.
          (C) In the case of Signet, it agrees to use its reasonable best efforts to amend its DRP and any Compensation and Benefit Plan qualified under Section 401(k) of the Code which offers Signet Common Stock as an investment option, as soon as reasonably practicable after the execution of this Plan, so that no original issue shares of Signet Common Stock will be issued under the DRP or such Compensation and Benefit Plan thereafter.
     6.10. NYSE LISTING. First Union agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Signet Common Stock in the Corporate Merger.
     6.11. REGULATORY APPLICATIONS.
          (A) First Union and Signet and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Plan. Each of First Union and Signet shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.
                                      A-20

          (B) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     6.12. INDEMNIFICATION.
          (A) Following the Effective Date and for a period of six years thereafter, First Union shall indemnify, defend and hold harmless the present directors and officers of Signet and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) to the fullest extent that Signet is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Signet Certificate and the Signet By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Virginia law, the Signet Certificate and the Signet By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to First Union) selected by First Union and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Virginia judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and First Union shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.
          (B) For a period of five years from the Effective Time, First Union shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Signet or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Signet) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Signet; provided, however, that in no event shall First Union be required to expend more than 200 percent of the current amount expended by Signet (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage for a comparable five-year period; provided, further, that if First Union is unable to maintain or obtain the insurance called for by this Section 6.12(b), First Union shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Signet or any Subsidiary may be required to make application and provide customary representations and warranties to First Union's insurance carrier for the purpose of obtaining such insurance.
          (C) Any Indemnified Party wishing to claim indemnification under
     Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify First Union thereof; provided that the failure so to notify shall not affect the obligations of First Union under Section 6.12(a) unless and to the extent that First Union is actually prejudiced as a result of such failure.
          (D) If First Union or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union shall assume the obligations set forth in this
     Section 6.12.
     6.13. BENEFIT PLANS.
          (A) As soon as administratively practicable after the Effective Time, employees of Signet and its Subsidiaries shall be entitled to participate in the pension, benefit, welfare, incentive compensation, vacation, sick pay, fringe benefit, and similar plans of First Union (other than the severance policy of First Union during such period that the Signet Severance Pay Plan (as rewritten to conform eligibility criteria as written for the Advance project in the Severence Pay Plan amendment dated January 28, 1997, to define the new eligibility event as the merger between First Union and Signet with such benefits being in place for any employee terminated on or before 12 months from the Effective Date)) on substantially the same terms and conditions as employees of First Union and its Subsidiaries and until such time as administratively practicable the plans of Signet shall remain in effect without any adverse amendments except as required by law. No employee of Signet who elects to be covered under a First Union medical insurance plan shall be excluded from coverage under such plan (for such employee or any other coverage person) on the basis of a pre-existing condition that was not also excluded under Signet's medical insurance plans. For the purpose of determining eligibility
                                      A-21
     to participate in such plans, the vesting of benefits under such plans (but not for the accrual of benefits under such defined benefit plans), First Union shall give effect to years of service with Signet or its Subsidiaries, as the case may be, as if such service had been with First Union or its Subsidiaries. Retirees on or before to October 1, 1998, shall have their retiree welfare benefits grandfathered at a substantially similar level as those in effect at Signet on the date hereof.
          (B) First Union shall honor and continue in accordance with their terms all Compensation and Benefit Plans, including, without limitation, employment, severance, split-dollar insurance and other compensation contracts Previously Disclosed, the employment agreements entered into by First Union with Messrs. McDonald, Millner and Layfield and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time of the Merger under any of the Compensation and Benefit Plans. First Union agrees that all Signet Stock Options shall vest in accordance with their terms.
          (C) In the event the Effective Time shall occur prior to December 31, 1997, First Union or Signet shall take all necessary action to provide full payouts under Signet's annual short-term incentive plans for the full 1997 plan year and under Signet's Executive Long-Term Incentive Plan for the full performance cycle ending December 31, 1997, in amounts equal to the greater of target payout or performance-based payout under such plans for the relevant period. The provisions of this Section 6.13 relating to existing employment contracts are intended to be for the benefit of, and shall be enforceable by the employees who executed such employment contracts.
     6.14. ACCOUNTANTS' LETTERS. Each of Signet and First Union shall use its reasonable best efforts to cause to be delivered to the other party, and to First Union's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP and Ernst & Young LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.
     6.15. NOTIFICATION OF CERTAIN MATTERS. Each of Signet and First Union shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.16. DIRECTORS. First Union agrees to cause two members of the Signet Board on the date hereof (selected by First Union after consultation with Signet), who are still members of the Signet Board immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed as directors of First Union as promptly as practicable after the Effective Time.
     6.17. DIVIDEND COORDINATION. The Board of Directors of Signet shall cause its regular quarterly dividend record dates and payment dates for Signet Common Stock to be the same as First Union's regular quarterly dividend record dates and payment dates for First Union Common Stock (e.g., Signet shall move its next dividend record and payment dates from September and October to August and September, respectively), and Signet shall not thereafter change its regular dividend payment dates and record dates.
                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGERS
     7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligation of each of First Union and Signet to consummate the Mergers is subject to the fulfillment or written waiver by First Union and Signet prior to the Effective Time of each of the following conditions:
          (A) STOCKHOLDER APPROVALS. This Plan and the Corporate Merger shall have been duly adopted by the requisite vote of the stockholders of Signet.
          (B) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the First Union Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to
                                      A-22
     such a degree that First Union would not have entered into this Plan had such conditions, restrictions or requirements been known at the date hereof.
          (C) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Plan.
          (D) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (E) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of First Union Common Stock to be issued in the Corporate Merger shall have been received and be in full force and effect.
          (F) LISTING. The shares of First Union Common Stock to be issued in the Corporate Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     7.02. CONDITIONS TO OBLIGATION OF SIGNET AND THE BANK. The obligation of Signet and the Bank to consummate the Mergers is also subject to the fulfillment or written waiver by Signet prior to the Effective Time of each of the following conditions:
          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Union set forth in this Plan shall be true and correct as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct as of such date), and Signet shall have received a certificate, dated the Effective Date, signed on behalf of First Union by the Chief Financial Officer of First Union to such effect.
          (B) PERFORMANCE OF OBLIGATIONS OF FIRST UNION. First Union shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and Signet shall have received a certificate, dated the Effective Date, signed on behalf of First Union by the Chief Financial Officer of First Union to such effect.
          (C) OPINION OF SIGNET'S COUNSEL. Signet shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Signet, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Corporate Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Signet who receive shares of First Union Common Stock in exchange for shares of Signet Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz, may require and rely upon representations contained in letters from Signet, First Union and stockholders of Signet.
          (D) ACCOUNTANTS' LETTERS. Signet shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, First Union's independent auditors.
          (E) ACCOUNTING TREATMENT. Signet shall have received from Ernst & Young LLP, Signet's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Corporate Merger, including the transactions contemplated by this Plan and other agreements between the parties to this Plan related thereto, shall qualify for pooling-of-interests accounting treatment.
     7.03. CONDITIONS TO OBLIGATION OF FIRST UNION AND FUNB. The obligation of First Union and FUNB to consummate the Mergers is also subject to the fulfillment or written waiver by First Union prior to the Effective Time of each of the following conditions:
          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Signet set forth in this Plan shall be true and correct as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct as of such date) and First Union shall have received a certificate, dated the Effective Date, signed on behalf of Signet by the Chief Executive Officer and the Chief Financial Officer of Signet to such effect.
          (B) PERFORMANCE OF OBLIGATIONS OF SIGNET. Signet shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and First Union shall have received a
                                      A-23
     certificate, dated the Effective Date, signed on behalf of Signet by the Chief Executive Officer and the Chief Financial Officer of Signet to such effect.
          (C) OPINION OF FIRST UNION'S COUNSEL. First Union shall have received an opinion of Sullivan & Cromwell, counsel to First Union, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Corporate Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Signet, First Union and stockholders of Signet.
          (D) ACCOUNTANTS' LETTERS. First Union and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from Ernst & Young LLP, Signet's independent auditors.
          (E) ACCOUNTING TREATMENT. First Union shall have received from KPMG Peat Marwick LLP, First Union's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Corporate Merger, including transactions contemplated by this Plan and other agreements between the parties to this Plan related thereto, shall qualify for pooling-of-interests accounting treatment.
          (F) SIGNET RIGHTS. No person shall have become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Signet Rights Agreement) shall have occurred, and the Signet Rights shall not have become separable, distributable, redeemable or exercisable.
                                  ARTICLE VIII
                                  TERMINATION
     8.01. TERMINATION. This Plan may be terminated, and the Corporate Merger may be abandoned:
          (A) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of First Union and Signet, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (B) BREACH. At any time prior to the Effective Time, by First Union or Signet, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
          (C) DELAY. At any time prior to the Effective Time, by First Union or Signet, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by July 31, 1998, except to the extent that the failure of the Corporate Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
          (D) NO APPROVAL. By Signet or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Corporate Merger and the other transactions contemplated by this Plan shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the Signet Meeting.
          (E) FAILURE TO RECOMMEND, ETC. At any time prior to the Signet Meeting, by First Union if the Signet Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of First Union.
          (F) FAILURE TO EXECUTE AND DELIVER STOCK OPTION AGREEMENT. At any time prior to July 21, 1997, by First Union if Signet shall not have executed and delivered the Stock Option Agreement to First Union.
          8.02. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Plan and the abandonment of the Corporate Merger pursuant to this Article VIII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.
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
                                     ARTICLE IX
                                    MISCELLANEOUS
          9.01. SURVIVAL. No representations, warranties, agreements and covenants contained in this Plan shall survive the Effective Time (other than Section 6.12 and this Article IX which shall survive the Effective
     Time) or the termination of this Plan if this Plan is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05, 8.02, and this
     Article IX which shall survive such termination).
          9.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefitted by the provision, or
     (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Plan, except that after the Signet Meeting, this Plan may not be amended if it would violate the VSCA or reduce the consideration to be received by Signet stockholders in the Corporate Merger.
          9.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
          9.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the NCBCA or VSCA are applicable).
          9.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Signet and First Union.
          9.06. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
          If to Signet, to:
     Signet Banking Corporation
     7 North Eighth Street
     Richmond, Virginia 23219
     Attention: Malcolm S. McDonald
           Chairman and Chief Executive Officer
     Facsimile: (804) 747-2000
          With a copy to:
     Signet Banking Corporation
     7 North Eighth Street
     Richmond, Virginia 23219
     Attention: Sara R. Wilson, Esq.
           General Counsel
     Facsimile: (804) 747-2000
          With a copy to:
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019
     Attention: Edward D. Herlihy, Esq.
     Facsimile: (212) 403-2000
                                      A-25

          If to First Union, to:
     First Union Corporation
     One First Union Center
     Charlotte, North Carolina 28288-0013
     Attention: Edward E. Crutchfield
           Chairman and Chief Executive Officer
     Facsimile: (704) 374-3425
          With a copy to:
     First Union Corporation
     One First Union Center
     Charlotte, North Carolina 28288-0013
     Attention: Marion A. Cowell, Jr., Esq.
           General Counsel
     Facsimile: (704) 374-3425
          9.07. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Plan supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 6.12, nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
          9.08. INTERPRETATION; EFFECT. When a reference is made in this Plan to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Plan unless otherwise indicated. The headings contained in this Plan are for reference purposes only and are not part of this Plan. Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation". No provision of this Plan shall be construed to require Signet, First Union or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.
          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         SIGNET BANKING CORPORATION
                                         By: /s/ MALCOLM S. MCDONALD
                                           NAME: MALCOLM S. MCDONALD
                                           TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                         OFFICER
                                         SIGNET BANK
                                         By: /s/ W.B. MILLNER III
                                           NAME: W.B. MILLNER III
                                           TITLE: VICE CHAIRMAN AND CHIEF
                                         FINANCIAL OFFICER
                                         FIRST UNION CORPORATION
                                         By: /s/ EDWARD E. CRUTCHFIELD
                                           NAME: EDWARD E. CRUTCHFIELD
                                           TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                         OFFICER
                                         FIRST UNION NATIONAL BANK
                                         By: /s/ MARION A. COWELL, JR.
                                           NAME: MARION A. COWELL, JR.
                                           TITLE: EXECUTIVE VICE PRESIDENT AND
                                         GENERAL COUNSEL
                                      A-26

                                   EXHIBIT A
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated as of July 19, 1997, between First Union Corporation, a North Carolina corporation ("Grantee"), and Signet Banking Corporation, a Virginia corporation ("Issuer").
                                    RECITALS
     A. Grantee and Issuer have entered into an Agreement and Plan of Mergers (the "Merger Agreement").
     B. As an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined).
     C. The Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:
     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 12,000,000 fully paid and nonassessable shares of the common stock, par value $5.00 per share, of Issuer ("Common Stock") at a price per share equal to the average of last reported sale prices per share of Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, another authoritative source) on July 17 and 18, 1997; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof and other than shares of Common Stock that Issuer is obligated to issue under any stock or benefit plan thereof in effect as of the date hereof) at a price less than such average price per share (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.
     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.
     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Corporate Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) or Section 8.01(e) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(d)(ii) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder"shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.
                                      A-27

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:
     (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;
     (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in
Section 13(d) of the 1934 Act, and the rules and regulations thereunder);
     (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Corporate Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;
     (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;
     (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;
     (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);
     (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or
     (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:
     (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or
                                      A-28

     (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.
     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.
     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.
     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:
          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of July 19, 1997, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."
It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.
     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.
     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other
                                      A-29
voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.
     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.
     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.
     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.
     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer
                                      A-30
and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.
     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. Anything to the contrary notwithstanding, the Option Share Repurchase Price shall not be less than $60.0 million. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.
     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the
                                      A-31

Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or
(B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.
     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:
     (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or
     (ii) the consummation of any Acquisition Transaction described in Section 2(b) (i) hereof, except that the percentage referred to in clause (z) shall be 50%.
     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.
     (b) The following terms have the meanings indicated:
     (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).
     (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.
     (iii) "Assigned Value" shall mean the market/offer price, as defined in
Section 7.
     (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.
     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of
                                      A-32
the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.
     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.
     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.
     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.
     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may
                                      A-33
revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.
     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and
(iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.
     11. Issuer hereby represents and warrants to Grantee as follows:
     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.
     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.
     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.
     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.
     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to $60.0 million (i) plus, if
                                      A-34
applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.
     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.
     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).
     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.
     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.
     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.
     18. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the VSCA are applicable).
     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement,
                                      A-35
expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.
     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.
                                         SIGNET BANKING CORPORATION
                                         By: /s/ MALCOLM S. MCDONALD
                                           NAME: MALCOLM S. MCDONALD
                                           TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                         OFFICER
                                         FIRST UNION CORPORATION
                                         By: /s/ EDWARD E. CRUTCHFIELD
                                           NAME: EDWARD E. CRUTCHFIELD
                                           TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                         OFFICER
                                      A-36

                                                                         ANNEX B

J.P. Morgan Securities Inc.                                           [JP Morgan
60 Wall Street                                                      logo appears
New York, NY                                                             here]
10260-0060

[date]
The Board of Directors
Signet Banking Corporation
7 North 8th Street
Richmond, Virginia 23219
Ladies and Gentlemen:
     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Signet Banking Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with First Union Corporation ("First Union"). Pursuant to the Agreement and Plan of Mergers, dated as of July 18, 1997 (the "Agreement"), by and among the Company, Signet Bank (the "Bank"), First Union and First Union National Bank ("FUNB"), the Company will merge with and into First Union, the Bank will merge with and into FUNB, and stockholders of the Company will receive, for each share of Common Stock, par value $5.00 per share, of the Company held by them, consideration equal to 1.10 shares of Common Stock, par value $3.33 1/3 per share, of First Union, as adjusted for the two-for-one First Union Common Stock split payable on July 31, 1997, subject to adjustment as set forth in the Agreement.
     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and First Union; (v) the audited financial statements of the Company and First Union for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company and First Union for the period ended June 30, 1997; (vi) certain internal financial analyses and forecasts prepared by the Company and First Union and their respective managements; and (vii) the terms of other business combinations that we deemed relevant.
     In addition, we have held discussions with certain members of the management of the Company and First Union with respect to certain aspects of the Merger, and the past and current business operations of the Company and First Union, the financial condition and future prospects and operations of the Company and First Union, the effects of the Merger on the financial condition and future prospects of the Company and First Union, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and First Union or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not been requested to review individual credit files or make any independent assessment as to the future performance or non-performance of the Company's or First Union's assets. We have assumed that current allowances and reserves for loan losses for
                                      B-1
both the Company and First Union are sufficient to cover all such losses. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and First Union to which such analyses or forecasts relate. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company or First Union. We have also assumed that the Merger and other transactions contemplated by the Agreement will have no material adverse tax consequences to holders of the Company's common stock. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.
     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which First Union's common stock will trade at any future time. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in acquiring all of the Company.
     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. We maintain customary banking relationships with the Company and First Union. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or First Union for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.
     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.
     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever and must be treated as confidential except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
                                         Very truly yours,
                                         J.P. MORGAN SECURITIES INC.
                                         By:
                                           Name: Gail M. Rogers
                                           Title: Managing Director
                                      B-2

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     The FUNC Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)           The Merger Agreement, including the Stock Option Agreement as Exhibit A thereto. (Incorporated by reference to
                ANNEX A to the Prospectus/Proxy Statement included in this Registration Statement.)*
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q, to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q and to Exhibit E
                (4)(a) to FUNC's Current Report on Form 8-K dated January 10, 1996.)
  (3)(b)        Bylaws of FUNC, as amended. (Incorporated by reference to Exhibit (3)(b) to FUNC's 1995 Annual Report on Form
                10-K.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's
                Forms 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current Reports on Form
                8-K dated June 20, 1995 and June 21, 1995 and to Exhibit (4) to FUNC's Current Report on Form 8-K dated October
                16, 1996.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)(a)        Tax opinion of Sullivan & Cromwell.
  (8)(b)        Tax opinion of Wachtell, Lipton, Rosen & Katz.
  (12)          Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12) to
                FUNC's 1997 Second Quarter Report on Form 10-Q.)
  (23)(a)       Consent of Independent Auditors.
  (23)(b)       Consent of KPMG Peat Marwick LLP.
  (23)(c)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(d)       Consent of Sullivan & Cromwell. (Included in Exhibit (8)(a).)
  (23)(e)       Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit (8)(b).)
  (23)(f)       Consent of J.P. Morgan Securities Inc.
  (24)          Power of Attorney.
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1997 Second Quarter Report
                on Form 10-Q.)

                                      II-1

  EXHIBIT NO.                                                     DESCRIPTION
  (99)(a)       Form of proxy for the Special Meeting of Stockholders of Signet.
  (99)(b)       Consent of Malcolm S. McDonald.
  (99)(c)       Consent of Norwood H. Davis, Jr.
  (99)(d)       Employment Agreement between FUNC and Malcolm S. McDonald.

* Omitted exhibits to be furnished upon request of the Commission.
ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
                                      II-2

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on September 30 1997.
                                         FIRST UNION CORPORATION
                                         By:         MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                    JAMES H. HATCH                        Accounting Officer)
                            *EDWARD E. BARR             Director
                    EDWARD E. BARR
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                             *A. DANO DAVIS             Director
                    A. DANO DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                  ARTHUR M. GOLDBERG                    Director
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                            *FRANK M. HENRY             Director
                    FRANK M. HENRY
                         LEONARD G. HERRING             Director
                  LEONARD G. HERRING
                     *JUAN RODRIGUEZ INCIARTE           Director
               JUAN RODRIGUEZ INCIARTE
                   JACK A. LAUGHERY                     Director
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                        *MACKEY J. MCDONALD             Director
                  MACKEY J. MCDONALD
                           *JOSEPH NEUBAUER             Director
                   JOSEPH NEUBAUER
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW

                                      II-5

                      SIGNATURE                                                      CAPACITY
                     *CHARLES M. SHELTON, SR.           Director
               CHARLES M. SHELTON, SR.
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                     *ANTHONY P. TERRACCIANO            Director
                ANTHONY P. TERRACCIANO
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                                                        Director
                    JOHN D. UIBLE                       Director
                              *B. J. WALKER
                     B. J. WALKER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: September 30, 1997
                                      II-6

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)         The Merger Agreement, including the Stock Option        Incorporated by reference to ANNEX A to the
              Agreement as Exhibit A thereto.                         Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q, to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q and to Exhibit (4)(a) to FUNC's Current Report on
                                                                      Form 8-K dated January 10, 1996.
  (3)(b)      Bylaws of FUNC, as amended.                             Incorporated by reference to Exhibit (3)(b) to FUNC's
                                                                      1995 Annual Report on Form 10-K.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Forms 8-K dated December 18, 1990 and October 20,
                                                                      1992, and to Exhibit (99) to FUNC's Current Reports on
                                                                      Form 8-K dated June 20, 1995 and June 21, 1995 and to
                                                                      Exhibit (4) to FUNC's Current Report on Form 8-K dated
                                                                      October 16, 1996.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)(a)      Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (8)(b)      Tax opinion of Wachtell, Lipton, Rosen & Katz.          Filed herewith.
  (12)        Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12) to FUNC's
              Fixed Charges.                                          1997 Second Quarter on Form 10-Q.
  (23)(a)     Consent of Independent Auditors.                        Filed herewith.
  (23)(b)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(c)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(d)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8)(a).
  (23)(e)     Consent of Wachtell, Lipton, Rosen & Katz.              Included in Exhibit (8)(b).
  (23)(f)     Consent of J.P. Morgan Securities, Inc.                 Filed herewith.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1997 Second Quarter Report on
                                                                      Form 10-Q.
  (99)(a)     Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of Signet.
  (99)(b)     Consent of Malcolm S. McDonald.                         Filed herewith.
  (99)(c)     Consent of Norwood H. Davis, Jr.                        Filed herewith.
  (99)(d)     Employment Agreement between FUNC and Malcolm S.        Filed herewith.
              McDonald.

  * Omitted exhibits to be furnished upon request of the Commission.